UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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CSS INDUSTRIES, INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
The 2018 Annual Meeting of Stockholders of CSS Industries, Inc. (“CSS”) will be held at the Sheraton Valley Forge Hotel, 480 North Gulph Road, King of Prussia, Pennsylvania 19406, on Tuesday, July 31, 2018, at 9:30 a.m. local time.
At our Annual Meeting, we will ask you to:

1.	Elect a board of seven directors;

2.	Ratify the selection of KPMG LLP as the independent registered public accounting firm for CSS and its subsidiaries for the fiscal year ending March 31, 2019;

3.	Approve, on an advisory basis, the compensation paid to our named executive officers for the fiscal year ended March 31, 2018; and

4.	Transact any other business that may properly be presented at the Annual Meeting.
If you were a stockholder of record at the close of business on June 4, 2018, you may vote at the Annual Meeting.
By order of the board of directors,
MICHAEL A. SANTIVASCI
Corporate Secretary
Plymouth Meeting, Pennsylvania
June 22, 2018

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by submitting your proxy over the Internet, by telephone or by mail.

CSS Industries, Inc. | 450 Plymouth Road, Suite 300 | Plymouth Meeting, PA 19462

CSS INDUSTRIES, INC.
_________________________________________
PROXY STATEMENT
2018 Annual Meeting of Stockholders

CSS INDUSTRIES, INC.
450 Plymouth Road, Suite 300
Plymouth Meeting, Pennsylvania 19462
 _________________________________________
PROXY STATEMENT
2018 Annual Meeting of Stockholders
 _________________________________________

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
WHY DID I RECEIVE THIS PROXY STATEMENT?
You received this proxy statement because the board of directors (the “Board”) of CSS Industries, Inc. (“CSS”, “we”, “us”, “our”) is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders (the “Meeting”) to be held at the Sheraton Valley Forge Hotel, 480 North Gulph Road, King of Prussia, Pennsylvania 19406 on Tuesday, July 31, 2018 at 9:30 a.m. local time. This proxy statement provides information regarding the matters to be presented at the Meeting. You may vote on these matters by proxy or in person. You may vote by proxy by submitting your proxy in one of three ways: (i) over the Internet by following the instructions on the enclosed proxy card, (ii) by telephone by following the instructions on the enclosed proxy card, or (iii) by mail by completing, signing and returning the enclosed proxy card. You may vote in person by attending the Meeting and casting your vote. Beginning on or about June 22, 2018, we are sending this Proxy Statement and the accompanying proxy card to stockholders of record at the close of business on June 4, 2018.
WHO CAN VOTE?
Stockholders of record at the close of business on June 4, 2018 may vote at the Meeting. On the record date, 9,119,749 shares of CSS common stock, par value $0.10 per share, were outstanding. Each share of common stock is entitled to one vote on any matter that is properly presented at the Meeting.
HOW DO I VOTE MY SHARES?
In addition to voting in person at the Meeting, you may vote by mail, Internet or telephone.
Vote by Internet. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Follow the instructions on the proxy card you receive with this proxy statement. You will be prompted to enter your Control Number, located on your proxy card, and then follow the directions to vote your shares.
Vote by Telephone. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Follow the instructions on the proxy card you receive with this proxy statement. You will be prompted to enter your Control Number, located on your proxy card, and then follow the directions given.
If you vote by Internet or telephone, you do not need to return your proxy card.
Voting by Mail. To vote by mail, please sign, date and return to CSS as soon as possible the enclosed proxy card. An envelope with postage paid, if mailed in the United States, is provided for this purpose. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies. If you vote by Internet or by telephone as described above, you need not also mail a proxy to CSS.
Voting at the Meeting. You may vote by ballot in person at the Meeting. If you want to vote by ballot, and you hold your shares in street name (that is, through a bank or broker), you must obtain a legal proxy from that organization and bring it to the Meeting. Even if you plan to attend the Meeting, you are encouraged to submit a proxy card or vote by Internet or telephone to ensure that your vote is received and counted. If you vote in person at the Meeting, you will revoke any prior proxy you may have submitted.

Instructions for “Street Name” Stockholders. If you own your CSS common stock in the name of a brokerage firm, bank, bank nominee or other nominee holder, you are considered the beneficial owner of shares held in “street name” and only such entity can vote your CSS common stock and only upon receipt of your voting instructions. Thus, in order for your CSS common stock to be voted at the Meeting, provide such entity with your voting instructions for your CSS common stock by following the instructions on the voting instruction form provided by your brokerage firm, bank, bank nominee or other nominee holder. If your brokerage firm, bank, bank nominee or other nominee holder permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.
HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?
Our Board unanimously recommends that you vote as follows:
1.“FOR” each of the following seven nominees for election to the Board to each serve until our next annual meeting and until their respective successors shall have been duly elected and qualified:
Robert E. Chappell
Stephen P. Crane
Elam M. Hitchner, III
Rebecca C. Matthias
Harry J. Mullany, III
Christopher J. Munyan
William Rulon-Miller
2.“FOR” ratification of the selection of KPMG LLP as the independent registered public accounting firm for CSS and its subsidiaries for the fiscal year ending March 31, 2019; and
3.“FOR” approval, on an advisory basis, of the compensation paid to CSS’s named executive officers for the fiscal year ended March 31, 2018.
HOW WILL THE VOTES BE COUNTED?
In order to have an effective vote on any matter at the Meeting, there must be a quorum. A quorum exists when the holders of a majority of the shares entitled to vote are present in person or represented by proxy. Based on the number of shares of CSS common stock outstanding on the record date, the holders of 4,559,875 shares of CSS common stock are required to be present in person or represented by proxy in order to have a quorum at the Meeting. Each share of CSS common stock entitles the holder thereof to one vote on the election of each of the nominees for director and one vote on each other matter that may properly come before the Meeting.
Directors will be elected by a majority of the votes of the shares present at the Meeting (either in person or represented by proxy) and cast with respect to that director at the Meeting. The affirmative vote of the holders of a majority of the shares present at the Meeting (either in person or represented by proxy) and entitled to vote will be required: to ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending March 31, 2019; to approve, on an advisory basis, the compensation paid to our named executive officers for the fiscal year ended March 31, 2018; and to approve any other matter to be voted on at the Meeting.
An abstention and a “broker non-vote” will count as present at the Meeting for purposes of determining a quorum, but will not count as a vote cast with respect to any matter for which abstain is specified or a broker non-vote applies. Therefore, abstentions and broker non-votes will have no effect on the outcome of matters determined by a majority of the votes cast, and they will have the same effect as an “against” vote for matters determined by a majority of the shares present at the Meeting. A broker non-vote occurs when a nominee (such as a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.
WHAT IF OTHER MATTERS ARE VOTED ON AT THE MEETING?
With respect to any other matter that properly comes before the Meeting, the proxy holders will vote the proxies in their discretion in accordance with their best judgment and in the manner they believe to be in the best interest of CSS. For example, if you do not give instructions on your proxy card or by Internet or telephone, and a nominee for Director listed on the proxy card withdraws before the election (which is not now anticipated), your shares will be voted by the proxy holders for any substitute nominee as may be nominated by the Board of Directors. The proxy holders are Robert E. Chappell, Elam M. Hitchner, III, and Rebecca C. Matthias.
On the date we filed this proxy statement with the Securities and Exchange Commission, the Board did not know of any other matters to be brought before the Meeting other than those described in this proxy statement.
HOW WILL MY SHARES BE VOTED IF I MARK “ABSTAIN” ON ANY PROPOSAL ON MY PROXY CARD?
We will count a properly executed proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but the shares represented by that proxy card will not be voted at the Meeting for the proposals so marked.
HOW DO I REVOKE MY PROXY?
You may revoke your proxy at any time before the vote is taken at the Meeting. You may revoke your proxy by submitting a proxy bearing a date later than the date of the proxy that you wish to revoke. You may submit your later-dated proxy over the Internet, by telephone or by mail, in each case by following the instructions on the enclosed proxy card. Your shares will be voted as instructed by you in your latest-dated proxy that is timely submitted. You also may revoke your proxy by submitting a written notice of revocation to the Secretary of CSS at our mailing address shown on the Notice of Annual Meeting of Stockholders that accompanies this proxy statement. You also may revoke your proxy by attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself constitute revocation of a proxy if you do not submit a written revocation, submit a later-dated proxy or vote in person.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD OR VOTING INSTRUCTION FORM?
If you hold your shares in more than one account, you will receive a proxy card or voting instruction form for each account. To ensure that all of your shares are voted, please vote using each proxy card or voting instruction form you receive or, if you vote by Internet or telephone, you will need to enter each of your Control Numbers. Remember, you may vote by telephone, Internet or by signing, dating and returning the proxy card in the postage-paid envelope provided.
WHO WILL SOLICIT PROXIES ON BEHALF OF THE BOARD?
Proxies may be solicited on behalf of the Board, without additional compensation, by CSS’s directors, officers and regular employees. Additionally, we may engage a proxy solicitor to solicit proxies from stockholders in connection with the Meeting.
The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail, and personal solicitation by our directors, officers or other regular employees (who will receive no additional compensation for such solicitation activities). You may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.
WHO WILL PAY THE COSTS OF THIS PROXY SOLICITATION?
The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to stockholders, will be borne by CSS. Copies of solicitation material will be furnished to banks, brokerage houses, dealers, voting trustees, their respective nominees and other agents holding shares in their names, which are beneficially owned by others, so that they may forward this solicitation material, together with our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, to beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners.
Directors, officers and regular employees of CSS who solicit proxies in connection with the Meeting will not receive payment specifically for such services. If we engage a proxy solicitor to solicit proxies from stockholders in connection with the Meeting, we may agree to pay a fee for such services and to reimburse the solicitor for all reasonable disbursements. Any such fee is estimated to be approximately $10,000.
HOW CAN I OBTAIN ADDITIONAL COPIES OF THESE MATERIALS OR COPIES OF OTHER DOCUMENTS?
Complete copies of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 are also available on the Internet at http://www.viewproxy.com/CSSIndustries/2018.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 31, 2018:

The Notice of the CSS Industries, Inc. Annual Meeting of Stockholders to be held on July 31, 2018, the Proxy Statement for the Meeting and the CSS Industries, Inc. Annual Report for the fiscal year ended March 31, 2018 are available on the Internet at http://www.viewproxy.com/CSSIndustries/2018.

OUR BOARD OF DIRECTORS
The business and affairs of CSS is managed under the direction of our Board, which currently has eight members. We recently expanded the depth, breadth and range of experience represented on our Board by electing Stephen P. Crane as our newest Board member. One of our current directors, Scott A. Beaumont, who has served on our Board since 2005, will not stand for re-election at the Meeting. Mr. Beaumont will continue to serve as a director until the election of directors at the Meeting. Upon the recommendation of our Nominating and Governance Committee, we are reducing the size of our Board to seven members effective upon the election of directors at the Meeting. We have nominated for election to the Board the individuals listed below, all of whom currently serve on our Board.
Below, we provide biographical information about each of our nominees, including, in the “qualifications” section below each director’s name, information about each director’s specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve on our Board. We have also provided a chart that summarizes this information for the full Board. Ages are stated as of the date of the Meeting.
Robert E. Chappell, age 73, served as Chairman of The Penn Mutual Life Insurance Company (“Penn Mutual”), a mutual life insurance company providing life insurance and annuity products, from 1996 until 2013, and he currently serves on Penn Mutual’s Board of Trustees. He served as Penn Mutual’s Chief Executive Officer (“CEO”) from April 1995 until February 2011 and as its President from January 2008 to March 2010. Prior to joining Penn Mutual, Mr. Chappell served as Chairman of Provident National Bank, a commercial bank, and executive vice president of its parent company, PNC Bank Corp. He previously served as a director of the Federal Reserve Bank of Philadelphia. Mr. Chappell currently serves on the board of directors of Quaker Chemical Corporation, a producer and marketer of formulated chemical specialty products and provider of chemical management services. He has served as one of our directors since September 2012.
Qualifications: From his distinguished career in executive leadership roles in the insurance, financial services and commercial banking industries and his extensive experience serving on boards of public and private companies, including his service as Chair of the Governance Committee of Quaker Chemical Corporation, Mr. Chappell brings to our Board highly advanced knowledge, experience and skills in corporate governance, accounting and finance, financial reporting, risk assessment, organizational development, global organizations, strategic planning and corporate development.
Stephen P. Crane, age 63, served as an Audit Partner of Ernst & Young LLP (“E&Y”), an accounting firm, from October 1989 until his retirement in July 2015. At E&Y, Mr. Crane served as lead assurance partner on numerous public and privately held clients. He has served on the Board of Trustees of Thomas Jefferson University (“Jefferson”) since May 2015, and he has served as Chair of Jefferson’s Board of Trustees since July 2017. He previously served on the Board of Trustees of Abington Health System from 2006 until its merger with Jefferson in May 2015. Mr. Crane has served on our Board since March 2018.
Qualifications: Mr. Crane brings more than 40 years of experience advising both private and publicly held companies on accounting, auditing, private capital, mergers and acquisitions, initial public offerings and subsequent registrations with the U.S. Securities and Exchange Commission. He has extensive experience providing executive and financial guidance with other business issues in a variety of industries, including private equity, biotechnology and other healthcare companies, distribution, manufacturing, logistics, gaming, leasing, service and technology. He brings to our Board advanced knowledge and skills in the areas of accounting, financial reporting, risk management, finance and capital allocation.
Elam M. Hitchner, III, age 71, is a retired former partner of the law firm Pepper Hamilton LLP (“Pepper Hamilton”). He was a partner of Pepper Hamilton from May 1992 to June 1999, and returned to the firm in January 2001 as a partner and subsequently as “of counsel” through 2004. From 2005 until December 2015, he provided consulting services to Pepper Hamilton, which provides legal services to CSS. Mr. Hitchner is no longer associated with Pepper Hamilton. When he was associated with Pepper Hamilton, Mr. Hitchner did not participate in the firm’s provision of legal services to CSS. From July 1999 through December 2000, Mr. Hitchner was a general partner of venture capital firms Meridian Venture Partners and Meridian Venture Partners II. From 1994 to 2011, Mr. Hitchner served as a director of Destination Maternity Corporation (“Destination Maternity”), a designer and retailer of maternity apparel, and from 2004 to 2012, he was a director of eResearch Technology, Inc. (“eResearch Technology”), a provider of services and customizable medical devices to biopharmaceutical and healthcare organizations. In addition to previously serving on the Audit and Nominating and Governance Committees of Destination Maternity (where he chaired both committees) and eResearch Technology, he previously served as non-executive Chairman of the Board of Destination Maternity and as Lead Independent Director of eResearch Technology, in addition to serving on its Compensation Committee. Mr. Hitchner has been a member of our Board since May 2013.
Qualifications: From his extensive experience with Pepper Hamilton as a corporate transactional lawyer with an emphasis on mergers and acquisitions, including public companies, private equity and venture capital, Mr. Hitchner possesses expertise in complex business transactions, including mergers and acquisitions and financings. His contributions to our Board are broadened by his prior experience as a general partner of two venture capital firms. In addition to bringing valuable perspective and insight from his prior service as a director on other public company boards, Mr. Hitchner brings substantial board leadership experience from serving other public companies as non-executive Chairman of the Board, as Independent Lead Director and as Chairman of an Audit Committee, and a Nominating and Governance Committee.
Rebecca C. Matthias, age 65, has served as non-executive Chair of our Board since July 2015 and has served as one of our directors since 2003.  Ms. Matthias founded Destination Maternity in 1982 and took the company public in 1993.  She served as President of Destination Maternity from inception until 2010 and as a director from inception until February 2011.  She also served as its Chief Operating Officer from 1993 until 2007, and as its Chief Creative Officer from 2007 until 2010.  Since September 2010, Ms. Matthias has served as a director of Penn Series Funds, Inc. (“Penn Series Funds”), a diversified management investment company with total assets of approximately $8 billion across multiple investment portfolios, where Ms. Matthias serves as Audit Committee Chair and lead director.  From 2004 to 2006, Ms. Matthias served as a director of then-public company Russell Corporation, an athletic and sporting goods company, where Ms. Matthias served on the Management Development and Compensation Committee.  Ms. Matthias serves as a director of the privately held “honeygrow” restaurant chain, and she is an emeritus member of the Industry Advisory Board of The Jay H. Baker Retailing Center, an interdisciplinary industry research center at the Wharton School of the University of Pennsylvania.  In 1992, Ms. Matthias was chosen as “Regional Entrepreneur of the Year” by Inc. Magazine and Merrill Lynch Corporation, and in September 2003, Ms. Matthias was recognized as a top woman entrepreneur by the United States Small Business Administration.
Qualifications. Under the leadership of Ms. Matthias, Destination Maternity grew from a home-based start-up business to the leading designer and retailer of maternity apparel in the United States and the only nationwide chain of maternity apparel specialty stores. From her experience driving Destination Maternity’s growth from conception to public company with a nationwide presence and annual net sales of more $500 million, Ms. Matthias possesses exceptional consumer products industry knowledge, particularly in the areas of product design, development and marketing, international sourcing, and sales and distribution through both specialty and mass market retailer channels. In addition to her extensive consumer products industry experience, Ms. Matthias brings valuable corporate governance and other perspective and insight from her service on the boards of other companies, both public and private.
Harry J. Mullany, III, age 60, has served as CEO of HJM Consulting LLC, a business consulting firm, since founding the firm in 2016. Previously, he served as President of Toys R Us, Inc., a global toy and baby products retail company, from November 2013 until August 2015. From February 2011 until May 2013, he served as CEO of The ServiceMaster Company, Inc., a leading provider of essential residential and commercial services. From January 2006 until November 2010, Mr. Mullany served in various capacities with Wal-Mart Stores, Inc., a global retailer, including as Executive Vice President and as President North Business. From 2003 to 2006, he served as Executive Vice President and Chief Operating Officer of the Kimmel Center for Performing Arts, an operator of multiple performing arts venues. From 1988 until 2002, Mr. Mullany served in various positions, including as President, with Genuardi's Family Markets, L.P., a regional supermarket chain acquired in 2001 by Safeway, Inc. Mr. Mullany has served as one of our directors since February 2017.
Qualifications. Mr. Mullany is a seasoned business leader with a record of accomplishment improving the performance of large (multi-million and multi-billion dollar), complex, multi-brand organizations in competitive categories. He brings to our Board demonstrated skills in the areas of strategic planning, talent acquisition and management, business transformation, cultural transformation and executional excellence. From his executive leadership roles with Toys R Us, Inc., Wal-Mart Stores, Inc. and Genuardi’s Family Markets, L.P., Mr. Mullany contributes expansive retail industry knowledge to our Board. Further, our Board benefits from his e-commerce industry knowledge garnered from overseeing the management, development and growth of multiple e-commerce platforms while serving in executive leadership roles in retail and with The ServiceMaster Company, Inc.
Christopher J. Munyan, age 53, has been our President and CEO since July 2006. He served as our Executive Vice President and Chief Operating Officer from October 2005 until June 2006. From 1999 until 2005, Mr. Munyan served as President of our Berwick Offray LLC (“Berwick Offray”) business. From 1993 to 1999, Mr. Munyan served Berwick Offray in various capacities, including Senior Vice President - Finance and Administration. Mr. Munyan has served as one of our directors since 2006. Prior to joining Berwick Offray in 1993, Mr. Munyan worked in public accounting, finance and consulting, including positions with automobile distributer Subaru of America, Inc. and public accounting firm Coopers and Lybrand.
Qualifications: In addition to bringing intimate knowledge of the Company’s operations, the talents and capabilities of the Company’s management team, and a sophisticated understanding of the expectations of the Company’s customers, Mr. Munyan brings to our Board extensive managerial, accounting, financial and leadership skills. He also brings significant and valuable insight from his experience overseeing the identification of suitable acquisition candidates, the negotiation of acquisition agreements, and the integration of acquired businesses into the Company’s existing operations.
William Rulon-Miller, age 70, Mr. Rulon-Miller served as either Director or Co-Director of the Investment Banking Group for Janney Montgomery Scott, a financial services firm, from 1982 to 2009, and he served on its board of directors from 2005 to 2009. He served as a Managing Director of Cross Atlantic Capital Partners, a venture capital firm, from 2009 until 2012. He served as President of Knowles Teacher Initiative, a non-profit organization, from March 2012 to February 2016, and he currently serves on its board of trustees. Mr. Rulon-Miller previously served on the board of directors of public companies Metrologic Instruments, Inc., a designer and manufacturer of optical imaging equipment, Intelligent Electronics, Inc., an information technology products and services company, The JPM Company, a manufacturer of cable assemblies and wire harnesses, and Destination Maternity. He has been a member of our Board since March 2016.
Qualifications: With over 35 years of experience as an investment banker and venture capitalist, Mr. Rulon-Miller has been involved in numerous mergers and acquisitions transactions ranging in size from $10 million to $500 million, and he has actively participated in multiple private and public transactions, raising over $15 billion for client companies cumulatively during his career. With such experience, Mr. Rulon-Miller brings to our Board seasoned expertise in the areas of mergers and acquisitions, including target identification, valuation analysis and deal structuring, and an advanced knowledge and understanding of capital markets. He also brings valuable insight from his significant leadership roles with Janney Montgomery Scott, Cross Atlantic Capital Partners, and Knowles Teacher Initiative, and his experience serving on the boards of private and public companies, including public companies with significant domestic manufacturing operations.

Summary of Director Qualifications and Experience

Qualifications and Experience	Robert E. Chappell	Stephen P. Crane	Elam M. Hitchner, III	Rebecca C. Matthias	Harry J. Mullany, III	Christopher J. Munyan	William Rulon-Miller
Business Ethics experience is important as we place great significance in our ethics when dealing with customers, suppliers and the community in general	✓	✓	✓	✓	✓	✓	✓
Executive Leadership experience is important as we believe that directors who have backgrounds involving leadership experience are able to inculcate and enhance those qualities in others	✓	✓	✓	✓	✓	✓	✓
Business Operations experience gives our directors a practical understanding of the challenges and opportunities that our company faces	✓	✓		✓	✓	✓	✓
Consumer Products Industry experience is important in understanding and reviewing our business and strategy			✓	✓	✓	✓
Corporate Governance experience supports our goal of constantly refining and enhancing the strength and breadth of our governance functions	✓	✓	✓	✓	✓	✓	✓
Corporate Strategy experience is important for long-range planning to enhance stockholder value	✓	✓	✓	✓	✓	✓	✓
Finance/Capital Allocation experience is important in evaluating our capital structure, leverage policies and financial statements	✓	✓	✓	✓	✓	✓	✓
Financial Expertise/Literacy assists our directors in understanding and overseeing our financial reporting and internal controls	✓	✓	✓	✓	✓	✓	✓
Investor Relations experience is helpful in aiding our goal of enhancing our investor relations	✓		✓	✓	✓		✓
Marketing/Sales experience is helpful to us as we seek to identify, develop and expand new and existing markets for our products				✓	✓	✓
Mergers and Acquisitions experience is valuable to us as we consider potential acquisition targets for our expansion strategy	✓	✓	✓	✓	✓	✓	✓
Risk Management experience is critical to our Board’s role in overseeing the risks facing our Company	✓	✓	✓	✓	✓	✓	✓
Talent Management experience is valuable in helping us attract, motivate and retain strong candidates for positions at the Company	✓	✓	✓	✓	✓	✓	✓

PROPOSAL 1 — ELECTION OF DIRECTORS
Upon the recommendation of our Board’s Nominating and Governance Committee, our Board has nominated for election as directors the individuals listed below, all of whom are presently members of our Board. Directors who are elected will hold office until our 2019 Annual Meeting of Stockholders and until the election and qualification of their respective successors. Our Board believes all of the nominees possess the experience, qualifications, attributes and skills to provide significant value to CSS. For information on the background and qualifications of each of these nominees, see OUR BOARD OF DIRECTORS.
Robert E. Chappell
Stephen P. Crane
Elam M. Hitchner, III
Rebecca C. Matthias
Harry J. Mullany, III
Christopher J. Munyan
William Rulon-Miller
Our Board believes that all of the above-listed nominees will be able to serve as directors. However, if this should not be the case, the proxies may be voted for one or more substitute nominees, to be designated by the Board, or the Board may reduce the number of directors, in each case, after considering the recommendation of its Nominating and Governance Committee.
Our board unanimously recommends a vote “for” the election of all of the nominees listed above.

OUR EXECUTIVE OFFICERS
Our executive officers are elected or designated annually by the Board to serve until their successors are elected and qualified or until their earlier resignation or removal. Our current executive officers are listed below. Ages are stated as of the date of the Meeting.
Carey B. Edwards, age 47, has been our Executive Vice President – Sales since July 2015. Mr. Edwards has been associated with CSS since January 2007 when he commenced employment with us as Vice President – Sales and Marketing of our Berwick Offray LLC business. Since that time, Mr. Edwards has assumed progressively increasing sales leadership responsibilities across our product lines and businesses. In his current role, Mr. Edwards is the lead sales executive for retailer distribution channels across all CSS product lines and businesses.
Cara L. Farley, age 50, has been our Executive Vice President – Marketing and Product Development since November 2017. From September 2015, when she joined CSS, until November 2017, she served as our Senior Vice President – Marketing and Product Development. From June 2010 to August 2015, Ms. Farley served as Vice President – Product Development of the EK Success Brands group of Wilton Brands, LLC. EK Success Brands is a creative consumer products group in the scrapbooking market. In her position with EK Success Brands, Ms. Farley managed all aspects of new product introductions, including strategic planning, concept development, market research planning and consumer marketing program execution across various proprietary and licensed brands, as well as private label programs.
William G. Kiesling, age 55, has been our Vice President – Legal and Licensing and General Counsel since July 2015. From August 2006 to July 2015 he served as our Vice President – Legal and Human Resources and General Counsel. He served as our Vice President and General Counsel from August 2005 until August 2006. From February 1995 to July 2005, Mr. Kiesling served in various legal capacities, including Vice President and Associate General Counsel, with ARAMARK Corporation, a provider of food, hospitality and facility management services and uniform and work apparel.
Christopher J. Munyan is our President and CEO and a member of our board of directors. His biographical information appears under OUR BOARD OF DIRECTORS.
John M. Roselli, age 46, has been our Executive Vice President – Finance and Chief Financial Officer since joining CSS in February 2017. From 2014 to 2017, he served as Vice President of Finance and Chief Financial Officer of the $800 million global Sensor Solutions business of TE Connectivity Ltd. (NYSE: TEL) (“TE”), a designer and manufacturer of connectivity and sensor solutions. In such capacity, he had responsibility for all aspects of finance, including controllership, strategic planning and modeling, forecasting, budgeting, and operations finance for over 20 manufacturing sites. Mr. Roselli, a Chartered Financial Analyst®, previously served in similar financial leadership roles for TE’s Data Communications business unit from 2011 to 2014 and TE’s Global Distribution business from 2008 to 2011. From 2003 to 2008, Mr. Roselli served in Investor Relations for TE and its former parent company, Tyco International (“Tyco”), including serving as TE’s lead Investor Relations Officer for the $14 billion spin-off of TE from Tyco in 2007. Prior to joining Tyco, Mr. Roselli served for approximately six years as an equity analyst with Citigroup.
John S. White, age 54, has been our Executive Vice President – Operations since joining CSS in March 2017. He has approximately 30 years of operations management experience with E. I. du Pont de Nemours and Company (NYSE: DD) (“DuPont”), a global manufacturing company, where his responsibilities included leading supply chain operations, including sourcing, logistics, demand-driven fulfillment and manufacturing, in the United States, Asia and Europe.  From December 2015 until March 2017, he served as Manufacturing Director of DuPont Performance Materials, with responsibility for multiple operations in DuPont’s Americas region. From 2012 to 2015, he served initially as Program Leader and later as Supply Chain Director for DuPont Performance Polymers in Shanghai, China. Prior to that, from 2009 to 2012, he served initially as Operations Business Leader and later as Program Leader of DuPont Performance Polymers. From 1998 to 2009, he served in various operational leadership capacities with DuPont Performance Elastomers and Dow DuPont Elastomers, including service for approximately four years as a Unit Manager and Managing Director of a specialty polymer plant in Dordrecht, Netherlands.

CORPORATE GOVERNANCE
Board Independence
The Board has affirmatively determined that each of our non-employee directors (i.e., Messrs. Beaumont, Chappell, Crane, Hitchner, Mullany and Rulon-Miller and Ms. Matthias) has no material relationship with CSS (either directly or as a partner, stockholder or officer of an organization that has a relationship with CSS) and is an independent director within the meaning of the New York Stock Exchange (“NYSE”) rules.
The Board has determined that each of the members of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee is independent within the meaning of the NYSE rules. To assist the Board in making determinations of independence, the Board has adopted the following categorical standards:
(i) A director will not be independent if: (1)(A) the director is a current partner or employee of CSS’ internal or external auditor, or (B) an immediate family member of the director is either (x) a current partner of such a firm or (y) a current employee of such a firm and personally works on CSS’ audit, or (C) within the preceding three years the director or an immediate family member of the director was a partner or employee of CSS’ present or former external auditor and personally worked on CSS’ audit within that time; or (2) currently, or within the preceding three years: (A) the director is or was employed by CSS; (B) an immediate family member of the director is or was employed by CSS as an executive officer; (C) the director, or an immediate family member of the director is or was employed as an executive officer of another entity, as to which any of CSS’ executive officers at the same time served on the compensation committee of such other entity; (D) the director, or an immediate family member of the director received, during any 12 month period, more than $120,000 in direct compensation from CSS, other than director related fees; or (E) the director is or was an executive officer or otherwise employed by an entity, or an immediate family member of the director is or was employed by an entity, that made payments to, or received payments from, CSS for property or services in an amount which in any of CSS’ fiscal years exceeded the greater of $1 million, or 2% of the other entity’s gross revenues.
(ii) Service by a CSS director as an executive officer of a charitable organization as to which the charitable contributions made by CSS and the Farber Foundation to such charitable organization are less than the greater of 2% of that organization’s total annual charitable receipts or $1 million per annum, shall not be considered a material relationship that would impair a director’s independence.
All non-employee directors satisfied these categorical standards, which are set forth in our Corporate Governance Principles, which can be accessed on our website at www.cssindustries.com/corporate-governance.
Board Meetings; Director Attendance at Annual Meeting of Stockholders
Our Board held nine meetings during our past fiscal year. The Board does not have a formal policy concerning attendance by members of the Board at our Annual Meeting of Stockholders but encourages all directors to attend. All of our current Board members who were members of the Board at the time attended our 2017 Annual Meeting of Stockholders.
Board Committees; Committee Membership; Committee Meetings
CSS has an Audit Committee, a Human Resources Committee, a Nominating and Governance Committee, and an Executive Committee. The Human Resources Committee performs the functions typically performed by a compensation committee. The following table shows the current committee membership and the number of meetings that each committee held during the fiscal year ended March 31, 2018.

Committee membership and number of meetings

Committee	Committee Members – *denotes Committee Chair	Number of Meetings in Fiscal 2018
Audit	Robert E. Chappell*, Scott A. Beaumont, Stephen P. Crane(1), Elam M. Hitchner, III and William Rulon-Miller	5
Human Resources	Elam M. Hitchner, III*, Robert E. Chappell, Rebecca C. Matthias and Harry J. Mullany, III	7
Nominating and Governance	Rebecca C. Matthias*, Scott A. Beaumont and William Rulon-Miller	3
Executive	Rebecca C. Matthias*, Scott A. Beaumont and Robert E. Chappell	—

(1)	Mr. Crane joined the Audit Committee upon becoming a member of the Board on March 27, 2018.
Committee Charters; Corporate Governance Principles; and Other Corporate Governance Documents
The Audit Committee, Human Resources Committee, and Nominating and Governance Committee each operate under a written charter adopted by the Board. Each of these charters and each of the documents listed below is available in print to any stockholder who requests it:

•	CSS Corporate Governance Principles (including categorical standards for the determination of director independence)

•	CSS Code of Ethics and Internal Disclosure Procedures

•	CSS Code of Business Conduct and Ethics for our Directors
In addition, you may access the charters and documents listed above on our website at www.cssindustries.com/corporate-governance. This and all other references to our website in this proxy statement are intended to be inactive textual references only.
Audit Committee
The Audit Committee oversees the integrity of our financial statements and our internal control over financial reporting, including the annual audits thereof. The Audit Committee has sole authority to retain, compensate and terminate our independent auditors, and it oversees their performance and independence. The Audit Committee also oversees our internal audit function, our compliance with legal and regulatory requirements, and our risks relating to financial reporting, pending and threatened litigation and legal compliance matters, as well as management’s actions to assess, monitor and address such risks.
Pre-Approval Policy for Audit and Non-Audit Services. Pursuant to the Audit Committee’s pre-approval policy, the Audit Committee reviews and approves in advance all audit and lawfully permitted non-audit services performed by our independent auditors. The engagement terms for annual audit services are subject to specific pre-approval by the Audit Committee. On an annual basis, the Audit Committee may pre-approve non-audit services described in sufficient detail for the Audit Committee to assess the impact of those services on our outside auditor’s independence. Any one member of the Audit Committee may approve non-audit services for fees of up $50,000 in a fiscal year, and any two members may approve non-audit services for fees of up to $100,000 in a fiscal year. Any approval by one or two members is reported to the Audit Committee, for informational purposes, at its next regular meeting following such approval.
Audit Committee Financial Experts. Our Board has determined that Messrs. Beaumont, Chappell, Crane and Rulon-Miller each meet the criteria of an “audit committee financial expert” as that term is defined in SEC regulations. Each Audit Committee member is also independent under applicable SEC and NYSE rules.

Contacting the Audit Committee. You may contact the Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Audit Committee, c/o CSS Industries, Inc., 450 Plymouth Road, Suite 300, Plymouth Meeting, PA 19462. You can report your concerns to the Audit Committee anonymously or confidentially.
Human Resources Committee
The Human Resources Committee evaluates the performance of our CEO and other executive officers and approves their compensation. It also reviews and makes recommendations to our Board regarding the compensation of our Board Chair and our other non-employee directors. The Human Resources Committee oversees the development and implementation of our compensation strategy and our benefit policies, plans and programs, it determines the form and amount of equity compensation awards to employees under our 2013 Stock Plan, and it makes recommendations as the form and amount of equity compensation provided to our Board Chair and our other non-employee directors. Further, the Human Resources Committee monitors the independence of its compensation consultant and its other advisers.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for identifying qualified individuals for Board membership and recommending individuals for nomination to the Board and its committees. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to changes in Board structure, the range of qualifications that should be represented on the Board and eligibility criteria for individual Board membership. The Nominating and Governance Committee is also responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and its Committees.
Executive Committee
The Executive Committee may exercise all the authority of the Board in our business and affairs, to the extent permitted by law, at a time when action of the entire Board is not feasible.
Procedures and Processes with Regard to Executive Compensation
The Human Resources Committee determines annual base salaries for our CEO and other executive officers; determines the type and amount of short-term incentive awards under our management incentive program (“MIP”) and sets the performance goals for such awards; determines the extent to which such performance goals have been achieved and the extent to which there will be payouts under the discretionary component of our bonus program; and determines the form and amount of long-term incentive awards.
CSS management provides the Human Resources Committee with materials containing compensation-related information and recommendations, including recommendations as to the amount and form of compensation for executive officers other than our CEO. These materials are prepared by or under the direction of Messrs. Munyan and Kiesling, who, in turn, obtain direction from the Chair of the Human Resources Committee. In preparing such materials, management confers with representatives of the Human Resources Committee’s independent compensation advisers, and portions of such materials are prepared by, or reflect the advice and input of such advisers, acting in such capacity. The Human Resources Committee determines the matters as to which its independent compensation advisers prepare materials or provide advice and input to our management in connection with the preparation of such materials.
With respect to compensatory determinations made by the Human Resources Committee for fiscal 2018, Frederic W. Cook & Co., Inc. (“F.W. Cook”) served as the committee’s independent compensation adviser. With respect to such determinations for fiscal 2019, Pay Governance LLC (“Pay Governance”) has served as the committee’s independent compensation adviser.
On an annual basis, and otherwise as deemed appropriate by Mr. Munyan or as requested by the Human Resources Committee, Mr. Munyan provides the Human Resources Committee with his evaluation of the performance of our named executives, including Mr. Munyan’s own self-evaluation. Certain of our executive officers participate in meetings of the Human Resource Committee. Executive officers do not participate, and are not present, during portions of meetings in which the Human Resources Committee considers their individual performance and approves their compensation.
Procedures and Processes with Regard to Director Compensation
Under our bylaws, our Board has authority and responsibility for determining the nature and amount of all compensation paid to the members of our Board. On an annual basis, our Board reviews and sets the amount of fees paid to non-employee directors and determines the form and amount of equity compensation provided to our non-employee directors. Our Human Resources Committee reviews and makes recommendations to the Board regarding the form and amount of director compensation. See DIRECTOR COMPENSATION – FISCAL 2018 for further information concerning the form and amount of director compensation provided by CSS.
Use of Compensation Consultants
The Human Resources Committee directly engaged F.W. Cook, an independent compensation consulting firm, to assist the Human Resources Committee in making executive compensatory determinations for our fiscal year ended March 31, 2018. In connection therewith, F.W, Cook prepared and presented to the Human Resources Committee an executive compensation trends report, a peer group share usage analysis, and a fair value transfer analysis. Additionally, the Human Resources Committee consulted with F.W. Cook concerning: the setting of annual base salaries for our named executives for fiscal 2018, the structure of our bonus program for fiscal 2018, including target and threshold performance criteria and award levels under the performance component of our fiscal 2018 bonus program; and the nature, structure and amount of long-term incentives granted in fiscal 2018.

With respect to its compensatory determinations for fiscal 2019, the Human Resources Committee directly engaged Pay Governance, an independent compensation consulting firm, to perform an executive compensation review, which was considered by the committee in making such determinations.
Compensation Consultant Independence
The Human Resources Committee has determined that each of F.W. Cook (for fiscal 2018) and Pay Governance (for fiscal 2019) is independent with respect to CSS and that there are no known conflicts of interest in connection with either firm’s role as the Human Resources Committee’s independent compensation adviser. In making such determination, the Human Resources Committee considered:

•
That neither firm provides services to CSS or its management other than the services performed for the Human Resources Committee in that firm’s capacity as an independent adviser to the Human Resources Committee.

•	That the fees and expenses paid to each firm by CSS during the year preceding the engagement were less than 1% of each firm’s total consulting income during such period.

•	Each firm’s policies and procedures designed to prevent conflicts of interest, and each firm’s affirmation as to its compliance with such policy.

•	Each firm’s policy restricting its employees from trading in the securities of its clients, and each firm’s affirmation as to its compliance with such policy.

•
The absence, following inquiry, of any identified business or personal relationships between employees of each firm, on the one hand, and our executive officers or the members of the Human Resources Committee, on the other hand.

Human Resources Committee Interlocks and Insider Participation
The Human Resources Committee performs the functions typically performed by a compensation committee. Messrs. Hitchner, Chappell, Mullany and Ms. Matthias served as members of the Human Resources Committee during fiscal 2018. None of these individuals has served as an officer or employee of CSS, either during fiscal 2018 or previously, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Executive Sessions of Non-Management Directors
Ms. Matthias, in her capacity as non-executive Chair of the Board, presides at the regularly scheduled executive sessions of our non-management directors, each of whom is an independent director. Each session has been scheduled to be held immediately following each regularly scheduled meeting of the Board.
Board Leadership Structure
Although our bylaws do not prohibit our CEO from serving as Chair of our Board, these two positions are not held by the same individual. Our Board believes that this leadership structure is appropriate based on the experience and capabilities of our Board Chair, Ms. Matthias, who is an independent director, and our CEO, Mr. Munyan. Our Board also believes that this structure is appropriate because it allows our CEO to focus primarily on leading the business while the Board Chair focuses on Board functions and responsibilities.
Board’s Role in Risk Oversight
Management is responsible for risk management, including identifying risks, assessing threats posed by those risks, determining how those risks should be addressed, and monitoring the status of those risks and the status of any actions that management has determined to implement to address those risks. The Board’s role in risk management is to oversee these activities. The Board administers its oversight responsibilities with regard to risk management by considering management presentations and reports, engaging in discussions with management, questioning management, and constructively challenging management’s assessments and conclusions. The Board also directs management to consider, assess and report to the Board on matters that the Board views as potential risks, if management has not already identified or assessed those potential risks.
The Board administers its risk oversight responsibilities at both the full Board level and at the Committee level. Generally, the full Board oversees risk management with respect to strategic and operational matters and as to risks that may significantly affect our business, results of operations or financial condition (which sometimes may involve risks primarily overseen at the Committee level). In this regard, there can be some overlap among matters overseen by the full Board and by Committees of the Board. The Audit Committee has primary oversight responsibility for risks that may impact the effectiveness of our internal controls over financial reporting, risks associated with pending and threatened litigation and those associated with our compliance with laws, rules and regulations applicable to our business. The Audit Committee oversees the activities of the Company’s internal audit function and receives regular reports on internal audit’s work as a means of evaluating the effectiveness of the Company’s internal controls, management’s procedures to identify and address business risks, and management’s responses to those risks. The Human Resources Committee has primary responsibility for overseeing risks associated with our compensation and benefits policies and practices.
Management identifies operational and strategic risks through, among other methods, regular and frequent communication with the personnel (such as the operations, sales and marketing staff) of our businesses.  Our CEO routinely discusses operational and strategic risks with the appropriate members of senior management.  In addition, the members of our senior management team frequently communicate with the staff of our businesses in order to understand operational and strategic risks.
As risks are identified, management assesses, or oversees the assessment of, such risks. Following assessment, management determines how those risks will be addressed and monitors the status of those risks and of any actions that management has determined to take to address those risks. These activities form the basis for management’s reports to the Board and/or Committees of the Board on risks that may affect the business.
Board Diversity
While we do not have a formal policy on considering diversity in identifying nominees to stand for election to our Board, we seek to identify nominees who bring a balance of relevant skills, experience and background to the Board, taking into account the skills, experience and background already represented on the Board. Our Board selects nominees after considering the recommendations of the Nominating and

Governance Committee. In developing its recommendations, the Nominating and Governance Committee may consider, among other factors, the interplay of the candidate’s experience with the experience of other Board members. In considering this factor, the Nominating and Governance Committee may take into account the extent to which a candidate’s experience broadens the range of experience already represented on the Board. The Nominating and Governance Committee believes that the interplay of a candidate’s experience with the experience of other Board members is one of multiple factors that may be appropriate for consideration in formulating its recommendations. Likewise, in considering the nominees recommended by the Nominating and Governance Committee, our Board may consider the interplay of a candidate’s experience with the experience of other Board members, among other factors.
Consideration of Director Candidates
The Nominating and Governance Committee considers candidates for Board membership. Directors are expected to possess the highest personal and professional ethics, integrity, values and relevant experience, and they must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. They are expected to be committed to the long-term interests of our stockholders, and to have an inquisitive and objective perspective, practical wisdom and mature judgment. In evaluating candidates, the Nominating and Governance Committee may also consider other factors, such as a candidate’s skills, experience with businesses and other organizations comparable to CSS, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and its committees.
Under our bylaws, no individual is eligible to be nominated for election to the Board or otherwise continue service as a director past the date of the Annual Meeting of Stockholders occurring in the calendar year in which such Director reaches or has reached his or her 75th birthday. Our Corporate Governance Principles provide that directors should not serve on more than four other public company boards (two other public company boards if the director serves as CEO of another entity, or in an equivalent position).
Stockholders can recommend candidates for nomination by writing to Ms. Matthias, c/o CSS Industries, Inc., 450 Plymouth Road, Suite 300, Plymouth Meeting, PA 19462. To submit a candidate for consideration in connection with our 2019 Annual Meeting of Stockholders, a stockholder must submit the following information by February 22, 2019: (1) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the SEC; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned. The Nominating and Governance Committee may seek additional information regarding the candidate.
In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above, and it will evaluate candidates recommended by stockholders in the same manner in which it evaluates candidates recommended by others. After full consideration, the Nominating and Governance Committee will notify the stockholder proponent of the Nominating and Governance Committee’s determination. Mr. Crane was appointed to our Board in March 2018 following the recommendation of a third party search firm.
Majority Voting and Director Resignation Policy
Under our bylaws, a “majority voting” standard governs uncontested director elections. In any election for directors in which the number of nominees for director does not exceed the number of directors to be elected, directors will be elected by a majority of the votes cast with respect to that director. Further, our Board has adopted a director resignation policy which provides that an incumbent director who does not receive the requisite affirmative majority of the votes cast for his or her re-election in any uncontested election must submit to the Board his or her offer to resign, which offer shall be irrevocable pending Board action. Under the policy, the independent members of the Board (excluding the nominee in question if applicable) will make a determination, within ninety days following certification of the stockholder vote, as to whether to accept the director’s resignation.

Code of Ethics and Internal Disclosure Procedures (Employees) and Code of Business Conduct and Ethics (Board of Directors)
We have a Code of Ethics and Internal Disclosure Procedures (“Employee Code”) applicable to all employees, including officers, and it contains specific provisions relating to our CEO and our senior financial employees. Among other things, the Employee Code is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in reports and documents required to be filed by us with the SEC and in other public communications we make; and to promote compliance with applicable governmental laws, rules and regulations. The Employee Code provides for the prompt internal reporting of violations and contains provisions regarding accountability for adherence to its provisions. The Board also has adopted a Code of Business Conduct and Ethics (“Director Code”) applicable to the Board. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Employee Code and our Director Code by making disclosures concerning such matters available on the corporate governance page of our website, www.cssindustries.com/corporate-governance.
Communications with the Board
Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Ms. Matthias c/o CSS Industries, Inc. at 450 Plymouth Road, Suite 300, Plymouth Meeting, PA 19462. Ms. Matthias will forward these communications to specified individual directors, or, if applicable, to all the members of the Board as she deems appropriate.

STOCKHOLDER PROPOSALS
In order for a stockholder proposal to be eligible for inclusion in the proxy materials for our 2019 Annual Meeting of Stockholders, such proposal must be received by our Corporate Secretary on or before the close of business on February 22, 2019.
If a stockholder does not seek to have a proposal included in such proxy materials, but nevertheless wishes to present a proper proposal at the 2019 Annual Meeting of Stockholders, prior written notice of such proposal, together with the additional information required by our bylaws, must be received by our Corporate Secretary during the period beginning on April 2, 2019 and ending at the close of business on May 2, 2019.
If a stockholder desires to nominate an individual for election to our Board at the 2019 Annual Meeting of Stockholders, prior written notice of such nomination, together with the additional information required by our bylaws, must be received by our Corporate Secretary during the period beginning on April 2, 2019 and ending at the close of business on May 2, 2019.
Any such proposal or notice should be addressed to CSS Industries, Inc., Attn: Corporate Secretary, 450 Plymouth Road, Suite 300, Plymouth Meeting, PA 19462. A stockholder can obtain a copy of our bylaws by submitting a written request to the attention of our Corporate Secretary at the same address.

RELATED PARTY TRANSACTIONS
Our Employee Code and our Director Code reflect our general policy that conflicts of interest are to be avoided by directors, officers and employees of CSS and its subsidiaries. While we do not have a formal policy on related party transactions, these codes are intended to ensure that transactions that may involve conflicts of interest are identified, reviewed and approved. Our Director Code states that directors should avoid conflicts of interest, including those arising indirectly from activities of immediate family members, and report to the Chair of the Nominating and Governance Committee any situation that may involve a conflict of interest.
Under our Employee Code, our employees, including our executive officers, must observe honest and ethical behavior and avoid conflicts of interest, including those arising from activities of family members. We encourage dialog between employees and their supervisors to bolster awareness of situations that may pose ethical questions, including conflicts of interest. We expect employees to report suspected violations of the Employee Code to our legal department for investigation. Under our Employee Code, our CEO, chief financial officer, controller and those performing similar functions must disclose to our general counsel any material transaction or relationship that reasonably may be expected to violate the Employee Code, including actual or apparent conflicts of interest.
If a material transaction that may pose a conflict of interest is brought to the attention of the Chair of the Nominating and Governance Committee or our general counsel, as contemplated by our codes of conduct, those individuals generally would be expected to present such transaction to our Board for review, approval or ratification. Our Board has not adopted any particular standards applicable to its consideration of such matters.
On an annual basis, our employees, including our executive officers, are required to certify in writing that they are in compliance with the Employee Code, or, if not in compliance, to identify instances of non-compliance. Additionally, our executive officers and directors, on an annual basis, are required to report to us, in response to director and officer questionnaires, any related party transactions that may give rise to a disclosure obligation in our proxy statement under Item 404(a) of SEC Regulation S-K. Since the beginning of our 2018 fiscal year, we have not had any transactions required to be reported under Item 404(a) of SEC Regulation S-K.

OWNERSHIP OF CSS COMMON STOCK
The following table lists all persons who we know to have beneficially owned at least five percent of our common stock as of June 11, 2018, unless otherwise noted. The table also shows, as of that date, the beneficial ownership of our common stock by each of our current directors, each of the executive officers listed in the Summary Compensation Table – Fiscal 2018, and all directors and executive officers as a group.
Ownership of CSS Common Stock

Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)
T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc.	1,596,416	(3)	17.5%
Dimensional Fund Advisors LP.	770,251	(4)	8.4%
BlackRock, Inc.	587,987	(5)	6.4%
Scott A. Beaumont	34,202	(6)	*
Robert E. Chappell	20,702	(7)	*
Stephen P. Crane	—		*
Carey B. Edwards	35,421	(8)	*
Cara L. Farley	14,125	(9)	*
Elam M. Hitchner, III	13,702	(10)	*
Rebecca C. Matthias	103,821	(11)	1.1%
Harry J. Mullany, III	2,864	(12)	*
Christopher J. Munyan	180,649	(13)	2.0%
John. M. Roselli	2,500	(14)	*
William Rulon-Miller	4,702	(15)	*
John S. White	2,500	(16)	*
All directors and executive officers of CSS as a group (thirteen (13) persons, including the individuals named above).	477,939	(17)	5.1%
________________________

*	denotes that ownership is less than 1 percent of the class.

(1)
“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which a person listed has or shares voting power or investment power. In addition, shares issuable upon the exercise of outstanding stock options exercisable at June 11, 2018 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s beneficial ownership percentage, but are not deemed outstanding for the purpose of computing the beneficial ownership percentage of any other person. Unless otherwise indicated, each person has the sole power to vote, and sole investment power over, the shares listed as beneficially owned by such person.

(2)	This percentage is calculated based upon a total of 9,119,749 shares of CSS common stock outstanding at June 11, 2018.

(3)
This information is as of December 31, 2017 and is derived from Schedule 13G filed with the SEC on February 4, 2018 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Fund”). Price Associates and Price Fund are located at 100 E. Pratt Street, Baltimore, MD 21202. Price Associates is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and Price Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  Price Fund, which Price Associates serves as investment adviser, owns 1,193,845 of the shares shown in the table, representing 13.1% of the shares outstanding. Price Associates and Price Fund have disclosed that they collectively possess sole voting power over 1,193,845 of the shares shown in the table. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of the shares shown in the table; however, Price Associates expressly denies that it is the beneficial owner of such shares.

(4)
This information is as of December 31, 2017 and is derived from Schedule 13G filed with the SEC on February 9, 2018. Dimensional Fund Advisors LP (“Dimensional”) is located at Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional has disclosed that it is an investment adviser registered under the Investment Advisers Act, and that it furnishes investment advice to four investment companies registered under the Investment Company Act and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts being referred to collectively as the “Funds”). Dimensional has disclosed that all of the shares shown in the table are owned by the Funds, and that Dimensional possesses sole voting power over 749,552 of the shares shown in the table. Dimensional disclaims that it is the beneficial owner of the shares shown in the table.

(5)
This information is as of December 31, 2017 and is derived from Schedule 13G filed with the SEC on January 29, 2018 by BlackRock, Inc. (“BlackRock”). BlackRock is located at 55 East 52nd Street, New York, NY 10022. BlackRock has disclosed that it possesses sole voting power over 574,279 of the shares shown in the table. BlackRock also has disclosed that it is a parent holding company and that the shares shown in the table are held by certain subsidiaries of BlackRock.

(6)	The shares shown in the table include options to purchase 9,000 shares of common stock and 1,864 shares of common stock underlying outstanding restricted stock units (“RSUs”).

(7)	The shares shown in the table include options to purchase 9,000 shares of common stock and 1,864 shares of common stock underlying outstanding RSUs.

(8)	The shares shown in the table include options to purchase 26,875 shares of common stock.

(9)	The shares shown in the table consist of options to purchase 14,125 shares of common stock.

(10)	The shares shown in the table include options to purchase 9,000 shares of common stock and 1,864 shares of common stock underlying outstanding RSUs.

(11)
The shares shown in the table include 84,821 shares owned jointly by Ms. Matthias and her spouse, options to purchase 9,000 shares of common stock and 10,000 shares of common stock underlying outstanding RSUs.

(12)	The shares shown in the table include 1,000 shares of common stock owned jointly by Mr. Mullany and his spouse and 1,864 shares of common stock underlying outstanding RSUs.

(13)	The shares shown in the table include options to purchase 100,375 shares of common stock.

(14)	The shares shown in the table consist of options to purchase 2,500 shares of common stock.

(15)	The shares shown in the table include 1,864 shares of common stock underlying outstanding RSUs.

(16)	The shares shown in the table consist of options to purchase 2,500 shares of common stock.

(17)	The shares shown in the table include options to purchase 209,850 shares of common stock and 19,320 shares of common stock underlying outstanding RSUs.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER OUR EQUITY COMPENSATION PLANS
The following table provides information as of March 31, 2018 about our 2013 Equity Compensation Plan (“2013 Stock Plan”), 2004 Equity Compensation Plan (“2004 Stock Plan”), and our 2011 Stock Option Plan for Non-Employee Directors (“2011 Stock Plan”), which are our only equity compensation plans under which stock options and other equity grants were outstanding as of such date. Each of the plans mentioned above was approved previously by the stockholders of CSS.
Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options(1)	Weighted- average exercise price of outstanding options(2)	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders	749,055	$26.35	577,718
Equity compensation plans not approved by security holders	—	—	—
Total	749,055	$26.35	577,718
_____________________

(1)	Includes 211,255 RSUs that are subject to service-based and/or performance-based vesting conditions.

(2)	The RSUs described in Note 1 above were disregarded in calculating the weighted average exercise price of outstanding options.

(3)	The amount shown in this column is net of the RSUs described in note 1 above.
As of March 31, 2018, there were 537,800 stock options outstanding with a weighted average exercise price of $26.35 and a weighted average remaining term of approximately 4.8 years. Additionally, as of such date, there were 211,255 RSUs outstanding. As of March 31, 2018, there were 577,718 shares remaining available for future issuance under the 2013 Stock Plan. No further grants may be made under the 2004 Stock Plan or the 2011 Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors and beneficial owners of more than ten percent of our common stock to file reports of ownership of our securities and changes in ownership with the SEC. Based on our review of Section 16(a) filings, we believe that all filings required to be made during the fiscal year ended March 31, 2018 were made on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
In this Compensation Discussion and Analysis (“CD&A”), we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers” or “named executives.”
Compensation Objectives
We have designed our executive compensation program to address principally the four objectives identified in the following table. This table also identifies the type(s) of compensation we utilize to address each objective:
Compensation Objectives and Corresponding Types of Compensation Utilized

Objective	Type
Competitiveness – providing compensation that is appropriately competitive to attract and retain executive talent, taking into account the size and business of CSS and its subsidiaries	Salary Incentive Compensation Equity Compensation
Performance Incentives – incentivizing and rewarding the achievement of performance goals	Incentive Compensation Equity Compensation
Ownership Incentives – encouraging the aggregation and maintenance of equity ownership to align executive and stockholder interests	Equity Compensation
Retention Incentives – incentivizing long-term continued employment with us	Equity Compensation
Say-on-Pay Consideration
At our Annual Meeting of Stockholders held on August 1, 2017, our stockholders voted to approve, on an advisory basis, the compensation paid to our named executive officers for our fiscal year ended March 31, 2017, with approximately 98% of the votes cast on the matter being for approval of our “say-on-pay” proposal. The Human Resources Committee believes that these results reflect that the holders of a substantial majority of our common stock concurred with the Company’s compensation objectives and its fiscal 2017 compensatory practices. The Human Resources Committee took the results of the say-on-pay vote into consideration when making its compensatory determinations for fiscal 2018.
Fiscal 2018 Compensation
Pay for Performance
Our executive compensation program has three components: (i) salary, (ii) annual incentives, and (iii) long-term incentives. On a combined basis, we refer to these three components as “total direct compensation”, or “target total direct compensation” (“TTDC”) when annual incentives are factored in at the “target” level. As discussed below, we designed the annual incentive and long-term incentive components to align pay with performance by making a meaningful portion of TTDC dependent on management performance.
Annual Incentives. Annual incentives are provided through our annual bonus program. Our fiscal 2018 bonus program had three components: (i) an “adjusted EBITDA” component (weighted at 50%), for which payouts were determined by the level of adjusted EBITDA attained by CSS for fiscal 2018, (ii) a “net sales” component (weighted at 20%), for which payouts were determined by the level of net sales attained by CSS for fiscal 2018, and (iii) a discretionary component (weighted at 30%), for which payouts were determined by the Human Resources Committee on a discretionary basis, taking into account achievement of individual and Company objectives. We refer to the adjusted EBITDA and net sales components, collectively, as the “performance” component.

For fiscal 2018, there were no payouts under the adjusted EBITDA and net sales components because CSS did not attain the minimum levels of adjusted EBITDA or net sales required for payouts, as pre-determined by the Human Resources Committee when it approved the bonus program for fiscal 2018. As discussed in this CD&A, certain payouts were provided for fiscal 2018 under the discretionary component.
Long-Term Incentives. We structured our long term incentives for fiscal 2018 to encourage and reward the achievement of stock price appreciation. We used non-qualified stock options and RSUs as long-term incentives for fiscal 2018. The stock options have a ten-year term and vest in equal installments on each of the first four anniversaries of the grant date. Because the exercise price is equal to the closing market price on the trading day immediately preceding the grant date, the value that our executives may realize from these awards is entirely dependent on stock price appreciation. We used a ten-year term to incentivize management actions that will increase shareholder value over the long term. The RSUs are subject to service-based vesting conditions, with 50% of each RSU award vesting and converting into shares of our common stock on each of the third and fourth anniversaries of the grant date. We used this structure to address our compensation objectives of providing ownership and retention incentives.
Performance Incentives in Relation to TTDC. As shown in the table below, approximately 53% of Mr. Munyan’s TTDC for fiscal 2018 was subject to performance incentives or, in the case of the discretionary component of the bonus program, Human Resources Committee discretion. The percentages for our other named executives ranged from approximately 32% to 49%.
Fiscal 2018 — Portion of TTDC Subject to Performance Incentives or Committee Discretion

Executive	Salary ($)	Target bonus amount ($)	Stock awards ($)	Option awards ($)	TTDC ($)	TTDC subject to performance incentives or committee discretion ($)	TTDC subject to performance incentives or committee discretion (%)
C.J. Munyan	654,491	654,491	187,815	307,188	1,803,985	961,679	53%
J.M. Roselli	350,000	280,000	252,100	74,200	956,300	354,200	37%
C.B. Edwards	437,750	350,200	73,109	129,850	990,909	480,050	48%
J.S. White	300,000	180,000	252,100	74,200	806,300	254,200	32%
C.L. Farley	274,033	164,420	172,670	100,170	711,293	264,590	37%
In the tables that follow, we compare the TTDC components that were available to be awarded to our CEO in each of the last three fiscal years (Table 1) to the corresponding amounts that were paid out or which may be considered realized, based on the methodology described below, as of March 31, 2018 (Table 2).

Table 1 presents each component of our CEO’s TTDC for each of the last three fiscal years. The stock award and option award amounts in Table 1 reflect the grant date fair value of each such award, the same value at which such awards are required, under applicable SEC rules, to be reflected in the Summary Compensation Table included in this Proxy Statement.
Table 1 — TTDC — Chief Executive Officer

Fiscal Year	Salary ($)	Target bonus amount ($)	Stock awards ($)	Option awards ($)	TTDC ($)
2018	654,491	654,491	187,815	307,188	1,803,985
2017	641,658	641,658	184,147	312,500	1,779,963
2016	626,008	626,008	177,216	356,475	1,785,707
3-Year Total	1,922,157	1,922,157	549,178	976,163	5,369,655
Table 2 below shows how the Company’s performance and the Human Resources Committee’s discretion have affected bonus payouts, and how the design of our long-term incentives affect realization of the stock awards and option awards granted to our CEO:
Table 2 – Total Direct Compensation that may be considered realized at 3/31/2018 as a percentage of TTDC – Chief Executive Officer

Fiscal Year	Salary ($)	Bonus payout ($)	Value of stock awards at 3/31/2018 ($)	Intrinsic value of option awards at 3/31/2018 ($)	Total direct compensation at 3/31/2018 ($)	Total direct compensation as of 3/31/2018 as a percentage of TTDC (%)
2018	654,491	186,530	117,263	—	958,284	53%
2017	641,658	—	—	—	641,658	36%
2016	626,008	378,008	—	—	1,004,016	56%
3-Year Total	1,922,157	564,538	117,263	—	2,603,958
Comparison to Table 1 amount (%)	100%	29%	21%	0%	48%
Below, we further discuss the information presented in the preceding tables:
Bonus Payouts.    In Table 2, the “bonus payout” column shows the portion of the target bonus amount from Table 1 that we actually paid for each of the last three fiscal years. For fiscal 2018 and 2017, there were no payouts under the performance component, which was determined for fiscal 2018 by the levels of adjusted EBIDTA and net sales attained by CSS in fiscal 2018, and which was determined for fiscal 2017 by the level of diluted earnings per share (“EPS”) attained by CSS in fiscal 2017. For fiscal 2016, the performance component payout was determined by the level of diluted EPS attained by CSS in fiscal 2016, and it amounted to approximately 79% of the target amount for the diluted EPS component for fiscal 2016. For fiscal 2016 and 2017, the performance component was weighted at 80%, and the discretionary component was weighted at 20%.
With regard to the discretionary component, the payout for fiscal 2018 of $186,530 was equal to approximately 95% of the target amount for that component. The payout was determined by the Human Resources Committee taking into account the achievement of our CEO’s individual and Company objectives for fiscal 2018. These objectives addressed, among other things, certain financial metrics, integration and acquisition-related goals, management team development and strategic planning. Based on the Company’s financial performance in fiscal 2017, the Human Resources Committee determined that no payouts would be provided under the discretionary component for fiscal 2017. For fiscal 2016, the payout under the discretionary component was equal to approximately 65% of the target amount for that component, which was determined taking into account the achievement of our CEO’s individual and Company objectives.

Based on our use of performance goals and, in the case of the discretionary component of the bonus program, the exercise of discretion by the Human Resources Committee, payouts to our CEO over the past three fiscal years have amounted to approximately 29% of the aggregate target bonus amount for such period. We believe that the design of our bonus program has resulted in payouts reflecting appropriate correlation between pay and performance, while still providing meaningful incentives and rewards for our CEO to achieve performance goals designed to benefit our stockholders.
Option Awards.  The option awards for fiscal 2018, 2017 and 2016 consist of stock options subject to service-based vesting conditions under which each option award vests and becomes exercisable to the extent of 25% of the underlying shares on each of the first four anniversaries of the grant date. In Table 2, these option awards are valued at the difference between the closing market price per share of CSS common stock on March 31, 2018 of $17.50 and the relevant exercise price, yielding a value of zero for each award because the exercise price for each award exceeds such closing price.
We structured these option awards to incentivize and reward performance intended to benefit our stockholders. In order for our CEO to realize value from these awards, there must be stock price appreciation, which, in turn, will directly benefit our stockholders. Further, given that these awards become exercisable in installments over time, they address our objective of providing retention incentives, while still addressing our performance incentives objective.
Stock Awards. The stock award for fiscal 2018 consists of RSUs subject to service-based vesting conditions. Contingent upon the satisfaction of those conditions, 50% of the RSUs will vest and be converted into shares of CSS common stock on each of the third and fourth anniversaries of the grant date. Although this award was not vested as of March 31, 2018 and value realization will not take place (if at all) until 2020 and 2021, this award is valued in Table 2 at the closing market price per share of CSS common stock on March 31, 2018 of $17.50, less the present value of anticipated regular quarterly dividends between March 31, 2018 and the relevant vesting dates. We adjusted for dividends because we do not pay or accrue dividends or dividend equivalents on outstanding RSUs. We structured this award to provide retention incentives, through service-based vesting conditions, and performance incentives, with our CEO’s value realization being enhanced by stock price appreciation, from which our stockholders will benefit.
The stock awards for fiscal 2017 and 2016, which consisted of RSUs, are valued at zero in Table 2 because these awards are subject to total stockholder return (“TSR”) performance goals that have not been attained, and these awards are therefore unearned. If the TSR performance goal applicable to a stock award is not attained on or prior to the fourth anniversary of the grant date, and in the absence of a change of control, the underlying RSUs will not become earned or vested and will not be converted into shares of CSS common stock. These stock awards are also subject to service-based vesting conditions. We structured these awards to incentivize and reward performance intended to benefit our stockholders. Our CEO will realize value from these awards only if the applicable TSR performance goals are attained, and if such goals are met, the value realized by our CEO will increase with the achievement of further stock price appreciation. Given that stock price appreciation is fully aligned with the interests of our stockholders, these awards are structured to drive management performance that directly benefits our stockholders.
Use of Comparative Data
In this section, we describe the comparative data considered by us in making compensatory determinations for fiscal 2018 and how that data was obtained. In later sections, we discuss how we utilized such comparative data in making our compensatory determinations.

The Human Resources Committee uses comparative compensation data to address its “competitiveness” compensation objective. For fiscal 2018, the Committee utilized its independent executive compensation consultant, F.W. Cook, to obtain, analyze, and advise the Committee with respect to comparative compensation data from a peer group of public companies and from available executive compensation surveys.

In consultation with F.W. Cook, the Committee determined that comparative data should be obtained, analyzed and considered by the Committee periodically, but not necessarily every year. In this regard, the Committee directly engaged F.W. Cook to perform an executive compensation review that was utilized and considered by the Committee in making compensatory determinations for the immediately preceding fiscal year, fiscal 2017 (the “prior year review”). The prior year review included an analysis of executive compensation data from the proxy statements of a peer group of public companies comparable to CSS, as well as an analysis of compensation information from a national general industry survey.

The peer group used for the prior year review consisted of the following 13 public companies: Blyth, Inc.; CDI Corp.; Checkpoint Systems, Inc.; Destination Maternity Corporation; Ennis, Inc.; Hooker Furniture Corporation; JAKKS Pacific, Inc.; Knoll, Inc.; Lannett Company, Inc.; Libbey Inc.; Lifetime Brands, Inc.; National Presto Industries, Inc.; and Neenah Paper, Inc. This group was developed by F.W. Cook and approved by the Human Resources Committee, taking into account F.W. Cook’s recommendations. The peer group was selected based on similarity to CSS with regard to business type and scope of operations, measured principally by revenues, earnings, market capitalization and location.

In the prior year review, F.W. Cook compared the annual base salaries, annual incentives and long-term incentives provided to our five most highly compensated executives to compensation data for comparable executives at each of the peer group companies and from a national general industry survey. Comparisons were based on an executive’s position and on pay rank (i.e., highest paid vs. highest paid, 2nd highest paid vs. 2nd highest paid, etc.). The Human Resources Committee took this comparative data into account and used it as a point of reference in setting salaries for fiscal 2017 and in structuring annual and long term incentives for fiscal 2017.
In making compensatory determinations for fiscal 2018, the Human Resources Committee was cognizant that the comparative data from the prior year review had been taken into account by the Committee in designing the Company’s compensation program for fiscal 2017, and the Committee used the fiscal 2017 compensation program as a starting point of reference in making compensatory decisions for fiscal 2017. In addition, the Human Resources Committee engaged F.W. Cook to advise the Committee as to general trends and developments in executive compensation subsequent to the preparation of the prior year review and, with respect to long term incentives, to provide the Committee with an updated comparative analysis of share usage, dilution and fair value transfer for a peer group similar to the one used for the prior year review.1 While F.W. Cook’s trends and developments update did not, and was not intended to, update all of the comparative data in the prior year review, it addressed marketplace trends and developments affecting levels of compensation, compensation structure and mix, and regulatory developments. In making its compensatory decisions for fiscal 2018, the Human Resources Committee took into account the generalized “trends and developments” information and F.W. Cook’s updated comparative analysis of peer group share usage, dilution and fair value transfer data.

Base Salaries
For fiscal 2018, the Human Resources Committee increased Mr. Munyan’s annual base salary by approximately 2% to $654,491. In determining Mr. Munyan’s base salary for fiscal 2018, the Human Resources Committee considered both his and CSS’ performance during fiscal 2017, his skill set and experience relative to the needs of CSS, his tenure in his current position, his salary history, his expected future contributions to the Company, and the Company’s overall budget for fiscal 2018 salary increases. Further, the Human Resources Committee consulted with F.W. Cook and considered its trends and developments report in making such determination. The Human Resources Committee did not attribute any particular weight to the various factors that it considered.
In approving annual base salary increases for Messrs. Edwards and Ms. Farley, which ranged from 3% to 5%, the Human Resources Committee considered the same factors as those discussed above with respect to Mr. Munyan. In addition, the Committee considered Mr. Munyan’s evaluation of each executive’s individual performance and his recommendations as to their respective salary increases. During the course of fiscal 2018, the Human Resources Committee further increased Ms. Farley’s annual base salary to $300,000, taking into account, among other things, Ms. Farley’s increased responsibilities in connection with an acquisition that we completed during fiscal 2018.
The fiscal 2018 base salaries for Messrs. Roselli and White were determined by negotiation at the time that each of them was hired, shortly before the start of fiscal 2018. The Human Resources Committee approved their respective base salaries at the time of hiring.
1 The peer group used for the fiscal 2018 analysis was the same as that used for the prior year review, except that it did not include Blyth, Inc. because it was no longer a public company at the time.

Annual Incentive Compensation
Fiscal 2018 Bonus Program Design
We use our bonus program to provide annual incentives. Our fiscal 2018 bonus program had three components: (i) an “adjusted EBITDA” component under our MIP (weighted at 50%), for which payouts were determined by the level of adjusted EBITDA attained by CSS for fiscal 2018, (ii) a “net sales” component under our MIP (weighted at 20%), for which payouts were determined by the level of net sales attained by CSS for fiscal 2018, and (iii) a discretionary component (weighted at 30%), for which payouts were determined by the Human Resources Committee on a discretionary basis, taking into account achievement of individual and Company objectives. We refer to the adjusted EBITDA and net sales components, collectively, as the “performance” component.
Target award levels for our executives are based on a percentage of their respective annual base salaries. Maximum award levels are equal to 200% of each executive’s target award level. In addition to target and maximum awards levels, our bonus program includes a “threshold” award level, representing the minimum payout amount for a specified level of performance relative to a goal. For fiscal 2018, the target award level percentages, and the threshold, target and maximum award amounts, were as follows:
Fiscal 2018 Bonus Program Summary(1)

Executive	Target as a % of base salary	Threshold ($)	Target ($)	Maximum ($)
C.J. Munyan	100%	91,629	654,491	1,308,982
J.M. Roselli	80%	39,200	280,000	560,000
C.B. Edwards	80%	49,028	350,200	700,400
J.S. White	60%	25,200	180,000	360,000
C.L. Farley	60%	23,019	164,420	328,840
______________________

(1)
The threshold column assumes no payouts under the discretionary component. The target and maximum columns assume payouts under the discretionary component at the target and maximum levels, respectively.

The Human Resources Committee set target award levels for fiscal 2018 using the same percentages used in fiscal 2017. These percentages are designed to make a meaningful portion of each executive’s target annual cash compensation (i.e., salary, plus target annual incentive compensation) dependent on the achievement of performance objectives, and, in the case of the discretionary component, subject to Human Resources Committee discretion, taking into account achievement of individual and Company objectives. The Committee largely retained the same target percentages that were used in the prior year in part because, taking into consideration F.W. Cook’s prior year executive compensation review and its trends and developments report for fiscal 2018, the Committee believes that they result in target award levels that are competitive.
Under the performance component, there are no payouts unless CSS achieves adjusted EBITDA and net sales, respectively, in excess of minimum “threshold” levels. If the threshold levels are exceeded, payouts depend on the extent to which the attained level of adjusted EBITDA and net sales exceed the respective minimum levels. Likewise, specified “target” and “maximum” levels of adjusted EBIDTA and net sales must be reached for payouts to be made at the target and maximum levels, respectively. The threshold, target and maximum levels for adjusted EBITDA and net sales were determined by the Human Resources Committee at the beginning of the performance period. The adjusted EBITDA and net sales components are independent of each other, with the payout under one being unaffected by the payout under the other.
Adjusted EBITDA consists of earnings before interest, taxes depreciation and amortization, as adjusted to reflect certain adjustments approved by the Human Resources Committee when it approved the awards. Approved adjustments include stock-based compensation expense and specified types of gains, losses, expenses and costs that are extraordinary, unusual or non-recurring.

For fiscal 2018, the Human Resources Committee set the threshold level of adjusted EBITDA at $32 million and the threshold level of net sales at $333 million.2 At those levels, payouts would be equal to approximately 20% of each executive’s target amount for each of those components. At higher levels, each executive’s payout under these components would be higher. The magnitude of the increased payouts would be determined by the extent to which the threshold level was exceeded. If the target levels of approximately $36.8 million of adjusted EBITDA and approximately $360.4 million of net sales were attained, then payouts would be equal to 100% of each executive’s target amount for these components. If the achieved levels of adjusted EBITDA and net sales exceeded the respective target levels, payouts would be increased further (based on the extent to which the target level was exceeded), subject to a maximum payout equal to 200% of each executive’s target for these components, which would require adjusted EBITDA of approximately $41.6 million and net sales of approximately $376 million.
The Human Resources Committee retains discretion to reduce or eliminate any payout under the performance component based on individual performance or any other factors that the Human Resources Committee deems appropriate.
The Human Resources Committee selected adjusted EBITDA and net sales as principal measures of performance because the Committee believes that these metrics are good indicators of the ability of our executives to enhance return for our stockholders. At the time that the Human Resources Committee set the threshold, target and maximum levels for adjusted EBITDA and net sales, the Committee believed that results above the threshold levels were reasonably attainable with a strong performance, and that results near or at the target levels would be challenging to achieve. The Human Resources Committee also believed that actual achievement of the threshold and target levels was substantially uncertain.
Payouts, if any, under the discretionary component are determined in the discretion of the Human Resources Committee, taking into account achievement of individual and Company objectives. The discretionary component provides the Human Resources Committee with flexibility to differentiate individual bonus payouts, which, in turn, enables the Committee to incentivize and reward individual achievements and performance.

Payouts to Executive Officers under the Bonus Program for Fiscal 2018
No payouts were provided to bonus program participants under the performance component for fiscal 2018 because CSS did not attain the minimum “threshold” levels of adjusted EBITDA and net sales required for payouts.3
Payouts to our named executives under the discretionary component for fiscal 2018 are reflected in the bonus column of the Summary Compensation Table. The payout to Mr. Munyan was determined by the Human Resources Committee taking into account the level of achievement of his individual and Company objectives for fiscal 2018. These objectives addressed, among other things, certain financial metrics, integration and acquisition-related goals, management team development and strategic planning. The payouts to the other named executives were determined taking into consideration the same factors as were considered for Mr. Munyan and also taking into account Mr. Munyan’s evaluation of their individual performance and his recommendations.

Fiscal 2019 Bonus Program Design
Our bonus program for our fiscal year ending March 31, 2019 is substantially similar in design and operation to our fiscal 2018 bonus program. It has three components: (i) an “adjusted EBITDA” component under our MIP (weighted at 50%), for which payouts will be determined by the level of adjusted
2 On November 3, 2018, the Company acquired substantially all of the assets and business of the Simplicity Creative Group (“Simplicity”). The fiscal 2018 adjusted EBITDA and net sales attributable to the Simplicity acquisition were disregarded for purposes of determining the Company’s level of attainment of the adjusted EBITDA and net sales performance metrics for fiscal 2018.
3As reflected in footnote 2, the fiscal 2018 adjusted EBITDA and net sales attributable to the Simplicity acquisition were disregarded for purposes of determining the Company’s level of attainment of the adjusted EBITDA and net sales performance metrics for fiscal 2018.

EBITDA attained by CSS for fiscal 2019, (ii) a “net sales” component under our MIP (weighted at 20%), for which payouts will be determined by the level of net sales attained by CSS for fiscal 2019, and (iii) a discretionary component (weighted at 30%), for which payouts will be determined by the Human Resources Committee on a discretionary basis, taking into account achievement of individual and Company objectives.
Each named executive’s target award level for fiscal 2019 is equal to a percentage amount of his or her respective annual base salary for fiscal 2019, using the same percentages that were used for fiscal 2018. Maximum award levels are equal to 200% of each executive’s target award level, and a “threshold” award level, representing the minimum payout amount for a specified level of performance relative to a goal, has also been established for fiscal 2019 for both adjusted EBITDA and net sales. Payouts under the fiscal 2019 program for the adjusted EBITDA and net sales performance components and the discretionary component will be determined in substantially the same manner as described above with respect to payouts under the fiscal 2018 bonus program.

Long-Term Incentives—Equity Compensation
We utilize equity compensation as our principal method for providing long-term incentives. For fiscal 2018, we granted equity awards to our named executives in the form of service-based RSUs and service-based option awards. We grant RSUs and options as part of our long-term incentives to address our compensation objectives of providing performance, retention and ownership incentives. Our fiscal 2018 long-term incentive awards are further described below. In structuring and implementing these awards, the Human Resources Committee considered the advice and recommendations of F.W. Cook.
The option awards granted to our named executives for fiscal 2018 have a ten-year term and are subject to service-based vesting conditions requiring the executive to remain employed with us on the relevant vesting date. They vest in equal installments on each of the first four anniversaries of June 12, 2017, the grant date, and become exercisable from and after the vesting date until they expire or are terminated in connection with a termination of the executive’s employment with us. Because the exercise price of $27.56 is equal to the closing price on the last trading day prior to the grant date, the value that our executives may realize from these awards is entirely dependent on stock price appreciation.
We granted service-based stock options in fiscal 2018 in part because we believe that they provide inherent performance incentives, given that value realization is entirely dependent upon the achievement of stock price appreciation, which, in turn, directly benefits our stockholders. As such, our fiscal 2018 service-based stock options are designed to bolster the alignment of interests between management and our stockholders.
The stock awards granted to our named executives for fiscal 2018 consist of RSUs subject to service-based vesting conditions. Contingent upon the satisfaction of those conditions, 50% of the RSUs will vest and be converted into shares of CSS common stock on each of the third and fourth anniversaries of the grant date. The service-based vesting conditions require each executive to remain employed with us on the relevant vesting date. We structured these awards to provide retention incentives, through service-based vesting conditions, and performance incentives, with our executive’s value realization being enhanced by stock price appreciation, from which our stockholders will benefit.
To determine the number of stock options and RSUs granted to each of our named executives for fiscal 2018, the Human Resources Committee developed an aggregate grant date fair value “pool” and then made allocations to individual grantees based on the estimated grant date fair value for stock options and RSUs, respectively. While a rigid formula was not used and there is some variability among the grantees, the Committee allocated approximately two-thirds of each named executive’s individual award to stock options and the remaining part of approximately one-third to RSUs, based on the estimated grant date fair value for each award type. The foregoing does not apply to Messrs. Roselli and White, as their respective grant levels were negotiated at the time they were hired and were reflected in their respective offer letters. Further, in addition to the RSUs and options awarded to Ms. Farley as part of the annual grant cycle, Ms. Farley received a grant of RSUs in November 2017 in connection with her assumption of additional responsibilities. Consequently, the allocation of the equity awards received by Ms. Farley in fiscal 2018 is more heavily weighted toward stock awards than option awards.

In determining the size of the grant pool, the Human Resources Committee considered the results of F.W. Cook’s analysis of our grant practices over the preceding three fiscal years as compared to our peer group’s grant practices over the same period with respect to share usage, overhang and aggregate grant date fair value. Based on its consideration of these factors, the Human Resources Committee determined to increase the size of the grant pool for fiscal 2018.
In determining our named executives’ individual grant levels for fiscal 2018, the Human Resources Committee considered their grant levels in the preceding year; their performance; their expected future contributions; the Committee’s compensation objectives to provide appropriate performance, ownership and retention incentives; and the advice and recommendations of F.W. Cook. The foregoing does not apply to Messrs. Roselli and White, as their respective grant levels were negotiated at the time they were hired and were reflected in their respective offer letters. In the case of Mr. Munyan, the Human Resources Committee also considered the performance of CSS in fiscal 2017. Furthermore, in the case of executives other than Mr. Munyan, the Human Resources Committee considered Mr. Munyan’s recommendations. Mr. Munyan did not recommend a grant level with regard to himself. The Human Resources Committee did not attribute any particular weight to the various factors it considered.
Fiscal 2019 Long-Term Incentive Awards
Our long-term incentives for our fiscal year ending March 31, 2019 have changed somewhat in design and operation as compared to our fiscal 2018 long term incentives. Whereas in fiscal 2018 we granted equity awards to our named executives in the form of service-based RSUs and service-based option awards, for fiscal 2019 our Human Resources Committee granted long term incentives to our named executive officers in the form of service-based and performance-based RSUs under our 2013 Stock Plan. The service-based RSUs will vest in equal installments on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date. The performance-based RSUs will be paid out in amounts determined by the levels of cumulative adjusted EBITDA and cumulative net sales, respectively, attained by the Company during the three fiscal year period from April 1, 2018 to March 31, 2021. Cumulative adjusted EBITDA will be measured by the Company's earnings before interest, taxes, depreciation and amortization, as adjusted for stock-based compensation expense and as may be adjusted by the Human Resources Committee for specified items that are extraordinary, unusual or non-recurring.

Equity Ownership Policy
We have an equity ownership policy that is applicable to our named executives. This policy provides that if an executive acquires shares of our common stock through the exercise of a stock option or through the vesting of other forms of equity compensation, the executive officer must not sell or transfer such shares unless the value of the executive’s remaining holdings of CSS common stock after giving effect to such sale or transfer is at least equal to a specified multiple of the executive’s salary. The multiple is 2x for Mr. Munyan and 1.5x for each of the other named executive officers.
For purposes of determining a named executive’s required level of ownership under the policy, such executive’s salary is deemed to be his or her annual base salary on a specified measurement date. The measurement date, which is automatically updated once every three years, is currently April 1, 2017. Effective on the third anniversary of such date, the measurement date will automatically become April 1, 2020. In determining an executive’s level of ownership for purposes of the policy, shares of CSS common stock owned by the executive are valued at the greater of: (i) the then-current fair market value of such shares, or (ii) the consideration paid by the executive to acquire such shares.
Exceptions under the policy allow an executive to sell or transfer shares of CSS common stock as follows:

•
as part of the exercise of a stock option, a portion of the shares of CSS common stock acquired (or otherwise already owned by the executive) may be sold or transferred provided that the amount of shares so sold or transferred does not exceed the amount required to satisfy the exercise price; and

•	as part of the exercise of a stock option or when other forms of equity compensation are settled for shares, a portion of the shares of CSS common stock acquired (or otherwise already owned by the executive) may be sold for the purpose of paying federal and/or state income taxes resulting from such exercise or settlement in an amount not exceeding the amount of such taxes, and additional shares of CSS common stock may be sold in an amount equal to no more than 50% (25% in the case of our CEO) of the after-tax net profits resulting from such exercise or vesting.
Additionally, the Human Resources Committee has discretionary authority to permit a sale of CSS common stock that otherwise would not be permissible under the policy following the Human Resources Committee’s consideration of a request for hardship relief. No such requests have been made by any of our named executive officers.
Under the policy, if an executive sells shares of CSS common stock in violation of the policy, the executive will not be eligible to receive grants of equity compensation for a period of two years after the date of the violation or the date that the Human Resources Committee becomes aware of the violation, whichever is later. Each of our named executives has maintained compliance with our ownership policy.
Stock Option Grant Practices. The Human Resources Committee considers stock option grant recommendations for annual long-term incentive awards once per year, so that grants become effective on the third trading day after the public release of our financial results for the preceding fiscal year. Additionally, the Human Resources Committee considers stock option grant recommendations for new hires and promotions on a quarterly basis, so that grants become effective on the third trading day after the public release of our financial results for the preceding fiscal quarter. We selected this timing to correspond to the quarterly termination of trading restrictions under our Personal Securities Transactions Guidelines. Under these guidelines, we impose a quarterly “blackout,” during which our named executive officers and other specified persons may not trade in our securities. The blackout period begins two weeks prior to the end of each quarter and continues for two trading days after we publicly release financial results for the quarter.
Executive Officers Role in Determining Compensation for Named Executive Officers. With respect to our fiscal year ended March 31, 2018, Messrs. Munyan and Kiesling, aided by our human resources staff and F.W. Cook, provided information and recommendations to the Human Resources Committee to assist it in determining compensation levels. Mr. Munyan did not make recommendations as to his own compensation. While the Human Resources Committee utilized this information, and valued Mr. Munyan’s recommendations with regard to equity compensation grant levels for named executives and with regard to the other elements of compensation of the Company’s named executives, the ultimate decisions regarding executive compensation were made by the Human Resources Committee.
Personal Benefits. We provide to our named executive officers limited personal benefits that we believe are appropriate as part of a competitive compensation package. These benefits include personal use of a company-leased automobile. In addition, each named executive officer participates in our medical expense reimbursement program, which provides reimbursement of up to $5,000 per year for out-of-pocket medical expenses and prescription drug costs not covered by insurance. Additionally, each named executive officer employed is eligible to receive reimbursement of health club membership costs. The amount of reimbursement varies with monthly usage and is capped at $50 per month. During fiscal 2018, we also paid the premium for a supplemental life insurance policy for Mr. Munyan. This policy provides a death benefit of $500,000. The incremental cost to us of these benefits is reflected in the “All other compensation” column of the Summary Compensation Table.
401(k) Plan and Deferred Compensation Plan
Our named executive officers are eligible to participate in our 401(k) Plan and our Deferred Compensation Plan. These plans are designed to be part of a competitive compensation package.
401(k) Plan
The CSS Industries, Inc. 401(k) Plan (“401(k) Plan”) is a tax-qualified defined contribution plan available to salaried employees of CSS and its subsidiaries that participate in the plan. All of our named executives qualify to participate in the 401(k) Plan. Under the plan, an employee may contribute, subject to plan limitations and limitations under the Internal Revenue Code of 1986 (the “Code”), up to a maximum of 100% of his or her cash compensation on a pre-tax basis. The Code generally limits employee pre-tax contributions to $18,500 per year for 2018 and $18,000 for 2017. During fiscal 2018, we provided a matching contribution equal to 50% of the first 5% of the eligible cash compensation that an employee contributed during the fiscal year.
In addition, the plan provides a profit-sharing feature under which we may make a discretionary annual contribution for allocation among the accounts of eligible participants in accordance with applicable provisions of the plan. Annual compensation in excess of a limit imposed under Section 401(a)(17)(A) of the Code (the “Contribution Limit”) must be disregarded for purposes of such discretionary contributions. The Contribution Limit is $275,000 for 2018 and was $270,000 for 2017.
The timing and amount of any profit-sharing contributions under the 401(k) Plan are determined by the committee having responsibility for day to day administration of the plan (“Plan Committee”). The Plan Committee is comprised of certain members of CSS senior management. As a matter of practice, the Plan Committee will not approve profit-sharing contributions except with the prior approval of the Human Resources Committee. We did not make a profit-sharing contribution under the 401(k) Plan during our fiscal year ended March 31, 2018, and we have not done so in many years.
Under the 401(k) Plan, matching and profit-sharing contributions for the account of a participant vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Amounts credited to an employee’s account in the plan may be invested among a number of funds. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments.
Nonqualified Deferred Compensation
Deferred Compensation Plan (“DCP”). In February 2017, our Board adopted a nonqualified deferred compensation plan that provides our named executives and other eligible employees with the opportunity to defer up to 50% of their eligible compensation to the DCP. In addition, if approved by the Board or the Human Resources Committee, we may make matching and discretionary contributions to participant accounts under the DCP. While certain of our named executives elected to defer compensation to the DCP in fiscal 2018, we did not make any matching or discretionary contributions to the DCP in fiscal 2018.
A participant’s deferrals of compensation and employer contributions (if any) are credited to a notional bookkeeping account in the name of the participant under the DCP. Each participant’s account is credited or debited with notional investment gains and losses equal to the experience of selected investment funds offered under the DCP and elected by the participant. Participants may periodically reallocate their account balances among the available notional investment options, as permitted by the DCP administrator. For additional information, see discussion under Nonqualified Deferred Compensation – Fiscal 2018.
Supplemental Executive Retirement Plan (“SERP”). Mr. Munyan has an account balance in a “legacy” SERP that was used in years past to provide benefits to certain executives to the extent that their compensation exceeded the amount that was eligible to receive profit sharing contributions under our tax-qualified 401(k) plan. We have not contributed to the SERP in many years, and in August 2017 we “froze” the SERP so that no further contributions may be made under the SERP.
Participant account balances in the SERP are adjusted by the investment performance of investment benchmarks selected by the participant. Participants may select from one of four notional investments and may change their selected investment benchmarks with such frequency as may be permitted by the Human Resources Committee. For additional information, see Nonqualified Deferred Compensation – Fiscal 2018.

Tax Considerations
Section 162(m) of the Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a public company to its CEO and certain other officers. For taxable years beginning prior to January 1, 2018 (and for certain grandfathered arrangements), compensation qualifying as “qualified performance-based compensation” under Section 162(m) of the Code is exempt from the $1 million deductibility limit otherwise imposed by Section 162(m). The performance-based compensation exemption under Section 162(m) of the Code was eliminated for taxable years beginning on and after January 1, 2018 as part of federal tax reform legislation that was enacted in December 2017, commonly referred to as the Tax Cuts and Jobs Act (the “2017 Tax Act”). The 2017 Tax Act also expanded the group of individuals who are subject to the $1 million deduction limitation to include a public company’s chief financial officer and to provide that once an individual is a covered employee subject to the deduction limitation such individual will remain a covered employee for purposes of the deduction limitation.
Prior to the elimination of the performance-based compensation exception, our 2004 Stock Plan and our 2013 Stock Plan were designed to exempt income realized on the exercise of stock options from the deductibility limit imposed by Section 162(m) of the Code. Additionally, these plans provided the Human Resources Committee with the flexibility to grant restricted stock awards and stock bonus awards that qualified for the “qualified performance-based compensation” exemption under Section 162(m) of the Code. Likewise, our MIP contains provisions providing the Human Resources Committee with the flexibility to grant incentive awards that qualified for exemption from the $1 million deductibility limit under Section 162(m) of the Code.
While we consider tax implications (including the potential lack of deductibility under Section 162(m) of the Code) when making compensation decisions, we retain the ability to authorize compensation that may not be deductible if we believe it is in the best interests of CSS and its stockholders to do so. For our fiscal year ended March 31, 2018, we believe that all of the compensation paid to our executives was deductible. However, the service-based RSUs granted to our named executives in fiscal 2018 are not designed to qualify for exemption from the Section 162(m) deductibility limit, and therefore may not be deductible when value realization takes place, if at all, in future periods.

HUMAN RESOURCES COMMITTEE REPORT
The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based upon its review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis that precedes this report be included in this Proxy Statement.
HUMAN RESOURCES COMMITTEE,
Elam M. Hitchner, III, Chair
Robert E. Chappell
Rebecca C. Matthias
Harry J. Mullany, III

EXECUTIVE COMPENSATION
Summary Compensation Table – Fiscal 2018
The following table provides information about the fiscal 2018 compensation of our CEO, our chief financial officer, and our three other most highly compensated employees serving as executive officers as of the end of fiscal 2018. The table below also includes compensation information for the two immediately preceding fiscal years for each executive listed below who also was listed in the Summary Compensation Table of our proxy statements for those preceding fiscal years.
Summary Compensation Table – Fiscal 2018

Name and principal position	Year(1)	Salary ($)	Bonus(2) ($)	Stock awards(3) ($)	Option awards(4) ($)	Non- equity incentive plan compen-sation(5) ($)	Change in pension value and nonqualified deferred compensation earnings(6) ($)	All other compen-sation(7) ($)	Total ($)
Christopher J. Munyan	2018	654,491	186,530	187,815	307,188	—	36,773	29,322	1,402,119
President and CEO	2017	641,658	—	184,147	312,500	—	31,283	28,821	1,198,409
	2016	626,008	81,380	177,216	356,475	296,628	—	26,344	1,564,051

John M. Roselli(8)	2018	350,000	79,800	252,100	74,200	—	—	18,483	774,583
Executive Vice President–Finance and Chief Financial Officer	2017	38,589	—	—	—	—	—	772	39,361

Carey B. Edwards	2018	437,750	73,542	73,109	129,850	—	5,303	15,853	735,407
Executive Vice President–Sales	2017	425,000	—	73,143	131,250	8,728	83	16,168	654,372
	2016	364,803	22,838	59,072	117,600	120,238	—	10,965	695,516

John S. White	2018	300,000	81,000	252,100	74,200	—	—	14,107	721,407
Executive Vice President–Operations

Cara L. Farley	2018	274,033	83,854	172,670	100,170	—	1,371	7,296	639,394
Executive Vice President–Marketing and Product Development	2017	243,322	—	43,025	84,375	—	29	5,737	376,488

___________________________

(1)	Reflects data for our fiscal year ended March 31 of the indicated year.

(2)	This column reflects payouts under the discretionary component of our bonus program. For further information, see Annual Incentive Compensation.

(3)
Reflects the aggregate grant date fair value of RSUs computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. Assumptions used to determine the aggregate grant date fair value for grants made in fiscal 2018, 2017 and 2016, respectively, are set forth in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2018. The awards for fiscal 2017 and 2016 are subject to performance conditions which have not yet been satisfied. For information on the number of shares underlying fiscal 2018 grants, see the table and discussion under Grants of Plan-Based Awards – Fiscal 2018.

(4)
Reflects the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. Assumptions used to determine the aggregate grant date fair value for fiscal 2018, 2017 and 2016, respectively, are set forth in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2018. The awards for fiscal 2016 are subject to performance conditions which have not yet been satisfied. For information regarding the number of shares underlying fiscal 2018 stock option grants and exercise prices, see the table and discussion under Grants of Plan-Based Awards – Fiscal 2018.

(5)
Except as noted below for fiscal 2017 for Mr. Edwards, this column reflects payouts under the performance component of our bonus program for the relevant fiscal year based on the achievement of applicable performance criteria. For further information, see Annual Incentive Compensation. For fiscal 2017 for Mr. Edwards, this column reflects a payout under a sales commission arrangement with Mr. Edwards under which he earned sales commissions of 2 to 3% of eligible net sales generated from the sale of certain goods to certain customers during fiscal 2017. The commission arrangement was approved by the Human Resources Committee in August 2016, and the payout thereunder was approved by the Human Resources Committee in June 2017.

(6)	Reflects all aggregate earnings on the executive’s deferred compensation account(s). See Nonqualified Deferred Compensation – Fiscal 2018 for further information.
(7)Amounts included under “All other compensation” are identified by type in the table that follows. A symbol under an executive’s name indicates that the executive received the item of compensation or benefit identified to the left thereof.
Components of “All other compensation”

Type	C.J. Munyan	J.M. Roselli	C.B. Edwards	J.S. White	C.L. Farley
Matching contributions under tax qualified 401(k) and profit sharing plans	●	●	●	●	●
Personal use of company car	t	t	●	●	●
Reimbursement of medical and prescription costs not covered by insurance	●	●	●	●	—
Supplemental life insurance policy premiums	●	—	—	—	—
Health club fees	●	●	●	●	—

●	Denotes an item provided at an aggregate incremental cost to us of less than $10,000.
t	Denotes an item provided at an aggregate incremental cost to us of less than $25,000.

(8)	Mr. Roselli joined CSS in February 2017.
Employment Agreements
We have employment agreements or offer letters with Messrs. Munyan, Roselli, Edwards and White. Each such agreement or letter contains post-termination non-competition obligations on the part of the executive extending until one year after his last day of employment. Below is a description of other terms contained in such employment agreements and offer letters:
Christopher J. Munyan.    The agreement with Mr. Munyan provides for: (i) an employment term as president and CEO of CSS that presently extends until June 30, 2020, unless earlier terminated by either party, and (ii) automatic renewal of such employment term for a two-year term effective July 1 of each year, unless either party elects to prevent such renewal by providing written notice of such election to the other party at least ninety (90) days prior to July 1 of each year. The Human Resources Committee determines Mr. Munyan’s annual base salary, target incentive compensation opportunity amount, and the form and amount of his long term incentives.
John M. Roselli. The offer letter with Mr. Roselli addresses his starting annual base salary from when he joined CSS in February 2017, provides for his participation in our annual bonus program with a target bonus opportunity of up to 80% of his then-current base salary, and calls for a recommendation to be made to the Human Resources Committee for certain equity compensation awards to be granted to Mr. Roselli in connection with the commencement of his employment with us. Such awards were granted in June 2017. The Human Resources Committee determines Mr. Roselli’s annual base salary, his target bonus opportunity amount, and the form and amount of his long term incentives.
John S. White. The offer letter with Mr. White addresses his starting annual base salary from when he joined CSS in March 2017, provides for his participation in our annual bonus program with a target bonus opportunity of up to 60% of his then-current base salary, and calls for a recommendation to be made to the Human Resources Committee for certain equity compensation awards to be granted to Mr. White in connection with the commencement of his employment with us. Such awards were granted in June 2017. The Human Resources Committee determines Mr. White’s annual base salary, target bonus opportunity amount, and the form and amount of his long term incentives.
Carey B. Edwards. The agreement with Mr. Edwards provides for: (i) an employment term that extends until March 31, 2020, unless earlier terminated by either party, and (ii) participation in our annual bonus program with a target bonus opportunity amount equal to 80% of Mr. Edward’s then-current annual base salary. The Human Resources Committee determines Mr. Edwards’ annual base salary and the form and amount of any long term incentives provided to him.
Under the aforementioned agreements and offer letters with Messrs. Munyan, Edwards and White, severance payments and/or medical benefits may be provided to such executives if a specified triggering event occurs. For further information, see the discussion under Severance Agreements.
Grants of Plan-Based Awards – Fiscal 2018
The following table provides information regarding plan-based awards granted in fiscal 2018 to the executives named in the Summary Compensation Table.
Grants of Plan Based Awards – Fiscal 2018

Name	Grant date	Estimated possible payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)	Exercise or base price of option awards(3) ($/Sh)	Closing market price on the date of grant(4) ($/Sh)	Grant date fair value of stock and option awards(5) ($)
		Threshold ($)	Target ($)	Max. ($)	Target (#)
C.J. Munyan	—	91,629	458,144	916,288	—	—	—	—
	6/12/2017	—	—	—	7,450	—	—	187,815
	6/12/2017	—	—	—	41,400	27.56	27.72	307,188
J.M. Roselli	—	39,200	196,000	392,000	—	—	—	—
	6/12/2017	—	—	—	10,000	—	—	252,100
	6/12/2017	—	—	—	10,000	27.56	27.72	74,200
C.B. Edwards	—	49,028	245,140	490,280	—	—	—	—
	6/12/2017	—	—	—	2,900	—	—	73,109
	6/12/2017	—	—	—	17,500	27.56	27.72	129,850
J.S. White	—	25,200	126,000	252,000	—	—	—	—
	6/12/2017	—	—	—	10,000	—	—	252,100
	6/12/2017	—	—	—	10,000	27.56	27.72	74,200
C.L. Farley	—	23,019	115,094	230,188	—	—	—	—
	6/12/2017	—	—	—	2,000	—	—	50,420
	6/12/2017	—	—	—	13,500	27.56	27.72	100,170
	11/10/2017	—	—	—	5,000	—	—	122,250

(1)
These columns reflect possible payouts under the performance component of our bonus program for fiscal 2018. Any actual payouts for the performance component would appear in the non-equity incentive plan compensation column of the Summary Compensation Table. There were no such payouts for fiscal 2018. Our bonus program also includes a discretionary component. Given that the Human Resources Committee has full discretion with regard to payouts, if any, under the discretionary component, the amounts shown in the table above do not include possible payouts under the discretionary component. Actual payouts under the discretionary component appear in the bonus column of the Summary Compensation Table.

(2)
Reflects service-based RSUs and service-based stock options granted in fiscal 2018. Each RSU constitutes a phantom right that will be settled for one share of CSS common stock upon vesting. Contingent upon the satisfaction of service-based vesting conditions, 50% of the RSUs granted will vest and be settled on each of the third and fourth anniversaries of the grant date. For the stock options, vesting and exercisability are contingent upon the satisfaction of service-based objectives. The stock options have a ten-year term. Applicable conditions are described under Long-Term Incentives – Equity Compensation.

(3)
Reflects the exercise price for service-based stock options granted under our 2013 Stock Plan. The exercise price is equal to the closing market price on the trading day immediately preceding the grant date, as provided in our 2013 Stock Plan.

(4)	As required by SEC rules, this column reflects the closing market price on the date of grant for the option awards granted on June 12, 2017.

(5)
Reflects the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

Equity Awards for Fiscal 2019
On May 29, 2018, the Human Resources Committee granted service-based and performance-based RSUs to our named executive officers, as described under Fiscal 2019 Long-term Incentive Awards.

Outstanding Equity Awards at Fiscal Year End – March 31, 2018
The table below provides information regarding unexercised option awards and non-vested stock awards held as of March 31, 2018 by the executive officers named in the Summary Compensation Table.
Outstanding Equity Awards at Fiscal Year End – March 31, 2018

Name	Option awards					Stock awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Equity incentive plan awards: number of securities underlying unexercised unearned options(2) (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units of stock that have not vested(4) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(5) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(6) ($)
C.J. Munyan	5,500	—	—	18.25	5/27/2018	—	—	—	—
	28,650	—	—	18.48	5/21/2019	—	—	—	—
	—	—	39,000	24.52	5/23/2021	—	—	—	—
	24,250	24,250	—	27.77	5/22/2022	—	—	—	—
	12,500	37,500	—	27.48	5/31/2023	—	—	—	—
	—	41,400	—	27.56	6/12/2027	—	—	—	—
	—	—	—	—	—	7,450	130,375	30,300	530,250

J.M. Roselli	—	10,000	—	27.56	6/12/2027	—	—	—	—
	—	—	—	—	—	10,000	175,000	—	—

C.B. Edwards	—	—	10,100	24.52	5/23/2021	—	—	—	—
	8,000	8,000	—	27.77	5/22/2022	—	—	—	—
	5,250	15,750	—	27.48	5/31/2023	—	—	—	—
	—	17,500	—	27.56	6/12/2027	—	—	—	—
	—	—	—	—	—	2,900	50,750	10,000	175,000

J.S. White	—	10,000	—	27.56	6/12/2027	—	—	—	—
	—	—	—	—	—	10,000	175,000	—	—

C.L. Farley	4,000	4,000	—	27.18	10/30/2022	—	—	—	—
	3,375	10,125	—	27.48	5/31/2023	—	—	—	—
	—	13,500	—	27.56	6/12/2027	—	—	—	—
	—	—	—	—	—	11,000	192,500	2,500	43,750
(1) Options unexercisable as of March 31, 2018 vest and become exercisable as indicated in the table below, provided that no termination of employment occurs prior to the vesting dates indicated.

Name	Options Unexercisable at March 31, 2018	Vesting Schedule
C.J. Munyan	24,250	12,125 on each of May 22, 2018 and 2019
	37,500	12,500 on each of May 31, 2018, 2019 and 2020
	41,400	10,350 on each of June 12, 2018, 2019, 2020 and 2021

J.M. Roselli	10,000	2,500 on each of June 12, 2018, 2019, 2020 and 2021

C.B. Edwards	8,000	4,000 on each of May 22, 2018 and 2019
	15,750	5,250 on each of May 31, 2018, 2019 and 2020
	17,500	4,375 on each of June 12, 2018, 2019, 2020 and 2021

J.S. White	10,000	2,500 on each of June 12, 2018, 2019, 2020 and 2021

C.L. Farley	4,000	2,000 on each of October 30, 2018 and 2019
	10,125	3,375 on each of May 31, 2018, 2019 and 2020
	13,500	3,375 on each of June 12, 2018, 2019, 2020 and 2021

(2)
Options unearned and unexercisable at March 31, 2018 will not vest or become exercisable unless and until the applicable performance conditions have been satisfied, except that vesting and exercisability are accelerated upon a change of control. As shown in the table below, the vesting dates will be determined by the date on which the performance condition becomes satisfied, if at all. Vesting is also conditioned upon satisfaction of service-based vesting conditions.

Tranche	Date on which performance condition becomes satisfied	Vesting Schedule
Option awards with a May 23, 2021 option expiration date	The deadline for satisfaction of the performance condition was May 23, 2018	On May 23, 2018, all option awards expired without vesting or becoming exercisable because the performance condition was not satisfied by such date.

(3)
Reflects shares underlying earned RSUs outstanding under our 2013 Stock Plan. Vesting is subject to the satisfaction of service-based vesting conditions. Vested RSUs automatically will be settled for an equivalent number of shares of CSS common stock on the vesting dates shown in the table below.

Vesting Date	Number of Shares
	C.J. Munyan	J.M. Roselli	C.B. Edwards	J.S. White	C.L. Farley
October 30, 2018	—	—	—	—	2,000
October 30, 2019	—	—	—	—	2,000
June 12, 2020	3,725	5,000	1,450	5,000	1,000
November 10, 2020	—	—	—	—	2,500
June 12, 2021	3,725	5,000	1,450	5,000	1,000
November 10, 2021	—	—	—	—	2,500
Total	7,450	10,000	2,900	10,000	11,000

(4)
Market value determined by multiplying the number of shares underlying earned RSUs outstanding and not vested as of March 31, 2018 by $17.50, the closing market price per share of CSS common stock on March 31, 2018.

(5)
This column reflects shares underlying unearned RSU awards outstanding as of March 31, 2018. Such awards will not vest or be settled for shares unless and until the applicable performance condition has been satisfied, except that vesting and redemption are accelerated upon a change of control. As shown in the table below, the vesting dates will be determined by the date on which the performance condition becomes satisfied, if at all. RSU awards that become vested automatically will be settled for an equivalent number of shares of CSS common stock on the fourth anniversary of the grant date.

Tranche	Date on which performance condition becomes satisfied	Vesting Date	Number of Shares Underlying RSUs
			C.J. Munyan	C.B. Edwards	C.L. Farley
RSUs granted on May 23, 2014	On May 23, 2018, all RSUs expired without becoming vested or redeemed because the performance condition was not satisfied on or before such date.	n/a	10,000	2,550	—
RSUs granted on May 22, 2015	May 23, 2018 to May 22, 2019	May 22, 2019	9,600	3,200	—
	If not satisfied by May 22, 2019	n/a
All RSUs will expire without becoming vested or redeemed if the performance condition is not satisfied on or before May 22, 2019, except that vesting and redemption are accelerated upon a change of control.

RSUs granted on May 31, 2016	On or before May 31, 2019	May 31, 2019	5,350	2,125	1,250
		May 31, 2020	5,350	2,125	1,250
	June 1, 2019 to May 31, 2020	May 31, 2020	10,700	4,250	2,500
	If not satisfied by May 31, 2020	n/a
All RSUs will expire without becoming vested or redeemed if the performance condition is not satisfied on or before May 31, 2020, except that vesting and redemption are accelerated upon a change of control.

(6)	Market value determined by multiplying the number of shares underlying unearned RSU awards outstanding by the closing market price of CSS common stock of $17.50 per share on March 31, 2018.
Nonqualified Deferred Compensation – Fiscal 2018
Deferred Compensation Plan. Adopted in February 2017, the CSS Industries, Inc. Deferred Compensation Plan (the “DCP”) is a nonqualified deferred compensation plan that provides eligible employees, including our named executives, with the opportunity to defer a portion of their eligible compensation to an account under the DCP. A participant may elect to defer up to 50% of his or her eligible compensation to the DCP. In addition, if approved by the Board or the Human Resources Committee, we may make matching and discretionary contributions to participant accounts under the DCP. While certain of our named executives elected to defer compensation to the DCP in fiscal 2018, we did not make any matching or discretionary contributions to the DCP in fiscal 2018.
A participant’s deferrals of compensation and employer contributions (if any) are credited to a notional bookkeeping account in the name of the participant under the DCP. Each participant’s account is credited or debited with notional investment gains and losses equal to the experience of selected investment funds offered under the DCP and elected by the participant. Participants may periodically reallocate their account balances among the available notional investment options, as permitted by the DCP administrator. Listed below are the available investment funds on which the notional investments are based and the rate of return for each fund from for fiscal 2018:
Deferred Compensation Plan rate of return

Investment benchmark	Rate of return
LVIP Money Market Std	0.55%
LVIP Delaware Bond Std	2.25%
LVIP MFS Value Std	8.76%
LVIP SSgA S&P 500 Index Std	13.73%
LVIP T. Rowe Price Growth Stock Std	24.81%
LVIP SSgA Mid-Cap Index Standard	10.61%
LVIP SSgA Small Cap Index Std	11.29%
LVIP SSgA International Index Standard	15.09%
Participants’ elective deferrals and earnings thereon are 100% vested at all times. Matching and discretionary contributions and earnings thereon become vested at such times as determined by the Board or the Human Resources Committee. Amounts credited to participant accounts under the DCP represent an unsecured debt of CSS. Subject to the terms of the DCP, a participant may elect to receive distribution(s) from his or her account on fixed date(s) while still employed by us, or following termination of employment. Amounts are generally payable from the DCP in the form of a lump sum distribution or in installments of up to 15 years (or a maximum of five years for in-service distributions), at the election of the participant made in accordance with the terms of the DCP, and subject to exceptions as set forth in the DCP (including in the event of a change in control or the participant’s death).
SERP. Mr. Munyan has an account balance in a “legacy” SERP that was used in years past to provide benefits to certain executives to the extent that their compensation exceeded the amount that was eligible to receive profit sharing contributions under our tax-qualified 401(k) plan. We have not contributed to the SERP in many years, and in August 2017 we “froze” the SERP so that no further contributions may be made under the SERP.
Participant account balances in the SERP are adjusted by the investment performance of investment benchmarks selected by the participant. Participants may select from one of four notional investments and may change their selected investment benchmarks with such frequency may be permitted by the Human Resources Committee. Listed below are the four available alternatives on which the notional investments are based and the rate of return for each investment alternative for the twelve months ended March 31, 2018:
SERP rate of return

Investment benchmark	Rate of return
Vanguard Prime Money Market Investor Shares	1.20%
Vanguard Total Stock Market Index Investor Shares	13.74%
Vanguard Life Strategy Growth Fund	12.28%
Vanguard Life Strategy Moderate Growth Fund	9.60%
Amounts credited to participant accounts under the SERP represent an unsecured debt of CSS. Generally, vested balances under the SERP become payable in a lump sum following termination of a participant’s employment with CSS and its affiliates in accordance with the terms of the SERP. During fiscal 2018, there were no Company contributions to accounts maintained under the SERP and no withdrawals by, or distributions to, our named executives.
Except for the DCP, we do not maintain any other plans that provide for the deferral of compensation on a non-tax-qualified basis. The table that follows provides information with respect to the accounts that we maintain under the DCPlan and the SERP for our named executive officers who are participants in either or both of these plans.
Nonqualified deferred compensation – Fiscal 2018

Name	Executive contributions in last FY ($)	Aggregate earnings in last FY(1) ($)	Aggregate balance at last FYE(2) ($)
C.J. Munyan	12,544	36,773	327,666
J.M. Roselli	—	—	—
C.B. Edwards	60,538	5,303	74,015
J.S. White	3,750	—	3,709
C.L. Farley	27,177	1,371	31,671

(1)	The amounts in this column are also shown in the Summary Compensation Table under “Change in pension value and nonqualified deferred compensation earnings.”

(2)
All amounts in this column were fully vested as of March 31, 2018. The amounts in this column are inclusive of the following amounts disclosed as compensation in our Summary Compensation Tables for previous years: $245,241 for Mr. Munyan, $83 for Mr. Edwards, $29 for Ms. Farley, and $0 for Messrs. Roselli and White.

PAY RATIO DISCLOSURE

As required by SEC rules, we are providing the following information regarding the median of the annual total compensation of all of our employees except our CEO, Mr. Munyan, and the annual total compensation of our CEO. We also are providing information as to the methodology that we used to determine the median of the annual total compensation of all of our employees except our CEO.

•	The median of the annual total compensation of all of our employees (other than the CEO) was $32,355.30. The median employee’s position is a warehouse material handler position.

•	The annual total compensation of our CEO, as reflected in the Summary Compensation Table, was $1,402,119.

•
Based on the foregoing, for fiscal 2018, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees (other than the CEO) was 43.3 to 1.

To determine the median of the annual total compensation of all of our employees, we used the following methodology:

•	We used our employee population as of January 1, 2018 to determine the median. As of that date, our employee population was 2,170.

•
We used calendar 2017 W-2 earnings (and a functional equivalent thereof for foreign employees) to rank our employee population from lowest to highest based on their annual compensation. Before performing the ranking, we made certain adjustments, as described below.

•	We excluded from the ranking any employee who was employed for part of calendar 2017 but who was not employed on January 1, 2018.

•	We made adjustments to annualize the earnings of employees who commenced employment with us during the course of calendar 2017 and remained employed with us on January 1, 2018.

•	For foreign employees, we adjusted the foreign currency in which their earnings were paid to U.S. dollars using a 12-month average of the exchange rates in effect during calendar 2017.

•
Although SEC rules generally allow for the exclusion of up to 5% of foreign employees as well as employees hired in connection with acquisitions completed during the most recently completed fiscal year, in determining the median, we did not exclude any foreign employees, nor did we exclude any employees who joined us in connection with acquisitions completed during fiscal 2018.

•
Once the median employee was identified based on calendar 2017 annual earnings as described above, we determined the median employee’s annual total compensation for our fiscal year ended March 31, 2018, and we used that amount to determine the pay ratio.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination or upon a change of control, assuming that the relevant event occurred on March 31, 2018. The information in this section does not include:

•	benefits generally provided to all salaried employees;

•
provisions under our 2013 Stock Plan and 2004 Stock Plan allowing an option holder to exercise within 90 or 180 days after his or her last day of employment those stock options that were exercisable as of his or her last day of employment, other than in the case of termination for cause or voluntary resignation; and

•	benefits that would be provided upon death under supplemental life insurance policies paid for by CSS for the benefit of our named executive officers.
With respect to supplemental life insurance policies purchased for the benefit of our named executive officers, premiums paid by CSS for such policies are included in the amounts shown in the “All other compensation” column of the Summary Compensation Table.

Severance Agreements
Under our employment agreement with Mr. Munyan, we will provide severance payments and medical benefits to him if we terminate his employment (other than for cause): (a) on or before the then-current expiration date of the employment agreement, or (b) following the expiration thereof, but only if the agreement expires due to the sending by us of a non-renewal notice to Mr. Munyan. Under our employment agreement with Mr. Edwards, we will provide severance payments to him if we terminate his employment other than for cause prior to March 31, 2020. Under the offer letter with Mr. White, we will provide severance payments to him if we terminate his employment other than for cause.
Severance payments under the foregoing employment agreements would consist of a continuation of salary payments, at the executive’s then-current annual base salary for a period of two years for Mr. Munyan and one year for Messrs. Edwards, and White, respectively. Such payments would be made in equal installments in accordance with our normal payroll cycle for active employees, and commencement of such payments will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. All severance payments will be reduced by applicable tax withholdings and payroll deductions. In the case of Mr. Munyan, amounts payable following the one-year anniversary of his termination date will be reduced by and to the extent of any earnings and other compensation received by him or accrued for his benefit for his services during the period following such one-year anniversary date.
Under our agreement with Mr. Munyan, we would also provide certain medical benefits if he becomes entitled to severance payments. Specifically, we would pay a portion of the premiums for his participation in the CSS-sponsored medical insurance program (on the same basis that we then pay a portion of the premiums for our active employees) for any period of time that he continues to participate in such program pursuant to his rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The maximum continuation period under COBRA is 18 months.
Under each of the aforementioned agreements, our obligation to provide severance payments and medical benefits is conditioned upon the executive’s execution and delivery of a release of claims in favor of CSS and its affiliates.
Severance Pay Plan for Senior Management (“SPP”)
Our named executive officers may be eligible to receive severance payments and medical benefits under our Severance Pay Plan for Senior Management (the “SPP”), the purpose of which is to alleviate some of the financial hardship that eligible participants may experience upon a termination of employment under specified circumstances. The SPP contains default provisions (described below) that are applicable unless the Human Resources Committee exercises discretionary authority to override these provisions.
A named executive is eligible for benefits under the SPP if CSS terminates his or her employment, unless such termination is “for cause” or due to the death or disability of the executive. Any of the following may be a basis for termination “for cause”: violation of CSS’ policies; insubordination; abuse of other employees; theft; dishonesty; criminal acts; willful neglect of job responsibilities; significantly deficient job performance that reflects a willful failure to follow CSS’ communications regarding a required performance improvement; committing acts detrimental to CSS, its affiliates, its employees or its customers; or engaging in a business or activity which is the same as, similar to, or competitive with that engaged in or developed for later implementation by CSS.
Unless otherwise determined by the Human Resources Committee, an executive is not be eligible for benefits under the SPP if: the executive voluntarily resigns or retires; the executive engaged in conduct during or after the executive’s period of employment that would support termination for cause; or the executive’s employment is terminated after the executive was offered and refused to accept a comparable job (as defined in the SPP). In order to receive severance payments under the SPP, an executive must execute and deliver a release of claims in favor of CSS and its affiliates.
In the absence of a contrary determination by the Human Resources Committee, the SPP provides for a continuation of salary payments and a monthly reimbursement of medical insurance premiums paid by the executive for post-employment participation in Company-sponsored medical insurance plans (less the cost of normal employee premium contributions), in each case for up to one year, based on the executive’s years of service, as follows.

Weeks of severance pay and medical benefits provided under the SPP

Years of continuous service	Number of weeks of severance pay and medical benefits
0 up to 2 years	26
Over 2 years up to 5 years	39
Over 5 years	52 (the maximum allowance)
Severance payments under the SPP are: determined based on the executive’s weekly rate of salary in effect on his or her last date of employment; paid in installments in accordance with the Company’s normal payroll schedule; and subject to and reduced by all applicable federal, state and local tax withholdings. Under the SPP, an executive is also eligible for a tax reimbursement payment equal to the income and payroll taxes the executive incurs solely with respect to Company-reimbursed medical insurance premiums.
An executive is not eligible to receive benefits under the SPP if the executive has an individual severance arrangement that provides benefits in excess of those provided under the SPP. This exclusion applies to Messrs. Munyan and White because each has an individual severance arrangement that provides benefits in excess of those available under the SPP. Upon termination without cause, Messrs. Munyan and White would receive salary continuation benefits for 24 and 12 months, respectively, under their individual severance arrangements. Any payments due to Mr. Munyan more than one year after termination would be reduced by any compensation he receives for his services following the one-year anniversary of such termination. Under Mr. Munyan’s individual severance arrangement, we would also provide him with certain medical benefits for up to 18 months and limited outplacement services.
Except as otherwise noted below, the following table shows the amount of severance payments and medical benefits that would have been provided to each named executive officer if: that executive’s employment had been terminated (other than for cause or due to death or disability) on March 31, 2018; the executive otherwise satisfied all conditions precedent to the receipt of severance payments and medical benefits; and, in the case of benefits provided under the SPP, and the Human Resources Committee did not make a determination to increase or reduce the benefits otherwise provided for in the SPP.
Severance pay and benefits available under the SPP or individual agreements

Name	Severance payments ($)	Estimated medical benefits ($)	Estimated tax reimbursements on medical benefits ($)
C.J. Munyan(1)	1,308,982	29,124	—
J.M. Roselli(2)	175,000	8,160	5,731
C.B. Edwards(2)	437,750	15,264	9,111
J.S. White(3)	300,000	—	—
C.L. Farley(2)	225,000	4,752	2,670
________________________

(1)
Reflects aggregate severance payments and estimated medical benefits that would have been provided to Mr. Munyan in installments over the course of 24 months (18 months with respect to medical benefits) under his employment agreement (tax reimbursements would not be provided thereunder), assuming that Mr. Munyan would not receive, or have accrued for his benefit, any earnings or compensation for his services as an employee or independent contractor during the period from April 1, 2019 to March 31, 2020. The severance payments otherwise payable during such period would be reduced by and to the extent of any such earnings or compensation. The conditions applicable to such severance payments and the timing for such payments are described under Severance Agreements. Because his employment agreement provides for severance pay in excess of that which would otherwise be provided under the SPP, Mr. Munyan would not have received severance payments or medical benefits under the SPP.

(2)	Reflects aggregate severance payments and estimated medical benefits and tax reimbursements that would have been provided to the executive in installments over a specified number of months under the

SPP. The number of months, which is determined by position and years of service, would be twelve for Mr. Edwards, nine for Ms. Farley, and six for Mr. Roselli. In the case of Mr. Edwards, the severance payments would be provided under the severance provisions of his employment agreement (which provides for severance payments equal in amount to those that would otherwise be provided under the SPP), and the medical benefits would be provided under the SPP.

(3)
Reflects aggregate severance payments that would have been provided to Mr. White in installments over a period of twelve months under his offer letter. Because his offer letter provides for severance pay in excess of that which would otherwise be provided under the SPP, Mr. White would not have received severance payments or medical benefits under the SPP.

Change of Control
Change of Control Severance Pay Plan for Executive Management
We have a Change of Control Severance Pay Plan for Executive Management (the “COC Plan”) under which certain executives, including all of our named executive officers, are eligible to receive severance payments if: (a) a “change of control” occurs, and (b) during the two-year period beginning on the date of such change of control, a covered executive’s employment is terminated for any reason other than for “cause” or a covered executive terminates his or her employment for “good reason”. Under the COC Plan:

•
A “change of control” occurs upon: the sale or other disposition of all or substantially all of the assets of CSS; a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to such transaction, do not beneficially own, immediately after such transaction, shares having more than 50% of the voting power for the election of directors; or the possession by any person of more than 50% of the voting power of CSS’ outstanding securities, other than as a result of: (i) the death of a stockholder, or (ii) a transaction in which CSS becomes a subsidiary of another corporation in which the stockholders of CSS immediately prior to the transaction, hold, immediately after the transaction, more than 50% of the voting power to elect the directors of such other corporation.

•
The following constitute grounds for termination “for cause”: (i) conviction of a felony; (ii) willful and gross neglect of job responsibilities; (iii) willful misconduct in connection with performing job responsibilities resulting in material damage to CSS; or (iv) willful failure to substantially perform duties (not due to physical or mental illness).

•
An executive may terminate his or her employment for “good reason” based upon the occurrence of any of the following upon, or within two years after, a change of control event: (i) material diminution in the supervisor to whom the executive reports; or (ii) material change in the geographic location at which the executive must provide services.

An executive may receive benefits under the COC Plan only if the conditions described above are satisfied, and the executive signs and delivers a release of claims that includes non-competition and non-solicitation covenants. An executive is not eligible to receive benefits under the COC Plan if: (i) he or she has an employment contract providing for severance payments in excess of those that he or she would be eligible to receive under the COC Plan, or (ii) he or she elects to receive severance benefits under another severance pay plan.
An executive qualifying for severance payments under the COC Plan will receive: (i) a payment equal to his or her “adjusted compensation” multiplied by 1.5 (two in the case of our CEO, Mr. Munyan); (ii) a payment equal to his or her target bonus opportunity for the fiscal year in which his or her employment terminates, pro-rated to reflect his or her period of service during that fiscal year; and (iii) reimbursement for up to 18 months of medical insurance premiums (less normal employee premium contributions) paid by the executive for post-employment participation in company-sponsored medical insurance programs. The COC Plan also provides a tax reimbursement payment equal to the income and payroll taxes the executive incurs solely with respect to such medical insurance premium reimbursements.
Under the COC Plan, an executive’s adjusted compensation is equal to his or her (i) annual base salary at termination, plus (ii) average annual bonus during the three fiscal years prior to the fiscal year in which his or her employment terminates. Payments under the COC Plan (other than those related to medical insurance premiums) will be paid in a cash lump sum payment within sixty days after an executive’s employment terminates, unless delay is required to avoid adverse consequences under Section 409A of the Code. Reimbursements related to medical insurance premiums and the tax reimbursement payments thereon will be paid on a monthly basis under the COC Plan.
Change of Control Provisions under the 2013 Stock Plan and the 2004 Stock Plan
All of the stock options and RSUs held by our named executives as of March 31, 2018 were granted under the 2013 Stock Plan or the 2004 Stock Plan. These awards are summarized under Outstanding Equity Awards at Fiscal Year End – March 31, 2018.
Upon the occurrence of a change of control event specified in the 2013 Stock Plan or the 2004 Stock Plan, as applicable, all outstanding performance-based stock option awards that were unearned or otherwise unexercisable at the time of such event would become earned and exercisable automatically, and all outstanding performance-based RSU awards that were unearned or otherwise unvested at the time of such event would become earned and vested automatically. Further, unless the Human Resources Committee were to determine otherwise: service-based stock option awards that were unexercisable at the time of such event would become exercisable automatically upon the occurrence of such event, and service-based RSU awards that were unvested at the time of such event would become vested automatically upon the occurrence of such event.
Events constituting a change of control under the aforementioned stock plans are generally as follows: the sale or other disposition of all or substantially all of the assets of CSS; the dissolution or liquidation of CSS; a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to such transaction, will not beneficially own, immediately after such transaction, shares having more than 50% of the voting power for the election of directors; or the possession by a person that was not a CSS stockholder on the effective date of the relevant stock plan, of more than 50% of the voting power of CSS’ outstanding securities, other than as a result of: (i) the death of a stockholder, or (ii) a transaction in which CSS becomes a subsidiary of another corporation in which the stockholders of CSS immediately prior to the transaction, hold, immediately after the transaction, more than 50% of the voting power to elect the directors of such other corporation.
Summary of Payments and Benefits in Connection with a Change of Control
The table that follows shows the following with regard to each of our named executives as of March 31, 2018: (a) the severance pay, medical benefits and tax reimbursement payments that the executive would receive if the executive’s employment was terminated on such date under circumstances qualifying the executive to receive benefits under the COC Plan, unless otherwise indicated; (b) the value associated with the executive’s stock options that were unearned and/or unexercisable on such date becoming earned and exercisable based on the occurrence on such date of a change of control; and (c) the value associated with the executive’s RSUs that were unearned and/or unvested on such date becoming earned and vested based on the occurrence on such date of a change of control.
Summary of payments and benefits available in connection with a change of control

	COC Plan			COC Provisions of 2013 Stock Plan and 2004 Stock Plan
Name	Severance pay ($)	Medical benefits ($)	Estimated tax reimbursements on medical benefits ($)	Value of stock options that would become earned and exercisable on a COC(1) ($)	Value of RSUs that would become earned and vested on a COC(2) ($)
C.J. Munyan	2,521,376	29,124	14,889	—	660,625
J.M. Roselli	805,000	24,480	17,194	—	175,000
C.B. Edwards	1,152,814	22,896	13,666	—	225,750
J.S. White	630,000	29,124	10,388	—	175,000
C.L. Farley	649,167	9,504	5,341	—	236,250

_________________________

(1)
Outstanding options awards that would become earned and exercisable upon a change of control are valued at zero because they have exercise prices that exceed the closing market price of CSS common stock on March 31, 2018 of $17.50 per share.

(2)	Reflects the number of shares underlying RSU awards that would become earned and vested multiplied by the closing market price of CSS common stock on March 31, 2018 of $17.50 per share.
Nonqualified Deferred Compensation
Vested account balances under the Deferred Compensation Plan and the SERP generally are payable within 60 days following a participant’s last date of employment with CSS, except that payment will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. If a named executive’s employment with CSS had terminated on March 31, 2018 for any reason, that executive’s vested account balances under the Deferred Compensation Plan and the SERP, as applicable, would become payable to the executive within 30 days (under the Deferred Compensation Plan) or 60 days (under the SERP) after the executive’s last day of employment, except that payment would be delayed as necessary to avoid adverse consequences under Section 409A of the Code. Each named executive’s vested account balance under the Deferred Compensation Plan and the SERP as of March 31, 2018 appears under Nonqualified Deferred Compensation – Fiscal 2018.

DIRECTOR COMPENSATION – FISCAL 2018
The table below provides information regarding the compensation provided for the fiscal year ended March 31, 2018 to each of our non-employee directors for service on our Board.
Director Compensation – Fiscal 2018

Name	Fees earned or paid in cash ($)	Stock awards(1)($)	Total ($)
Scott A. Beaumont	67,000	49,992	116,992
Robert E. Chappell	83,000	49,992	132,992
Stephen P. Crane(2)	833	—	833
Elam M. Hitchner, III	75,000	49,992	124,992
Rebecca C. Matthias	214,500	268,200	482,700
Harry J. Mullany, III	57,500	49,992	107,492
William Rulon-Miller	64,000	49,992	113,992
__________________________

(1)
Reflects the grant date fair value of $26.82 per share (computed in accordance with FASB ASC Topic 718) for RSUs granted to each non-employee director on July 31, 2017. On that date, 10,000 RSUs were awarded to Ms. Matthias, our Board Chair, and 1,864 RSUs were awarded to each of our other non-employee directors other than Mr. Crane, who was not a member of the Board at the time. Subject to the satisfaction of service-based vesting conditions, these RSUs will vest on July 30, 2018, except that vesting will be accelerated upon a change of control. Upon vesting, each RSU will be converted automatically into one share of CSS common stock. Prior to vesting, dividend equivalents are accrued, and all accrued dividends are paid in cash at the time of vesting. Dividend equivalents are factored into the grant date fair value. Assumptions used to determine the grant date fair value are set forth in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018. The aggregate number of stock awards outstanding as of such date for each of our non-employee directors was: 10,000 for Ms. Matthias, none for Mr. Crane, and 1,864 for each of the remaining non-employee directors.

(2)	Mr. Crane joined our Board on March 27, 2018.
Our Board determines the form and amount of compensation provided to our non-employee directors. On an annual basis, our Board reviews director compensation and implements any desired changes. Any such changes are effective from and after the date of our Annual Meeting of Stockholders. In making director compensation determinations during fiscal 2018, our Board considered the recommendations of the Human Resources Committee.
During fiscal 2018, cash fees were provided to our non-employee directors according to the fee schedule below:
Annual Fees Provided for Service on the Board and its Committees ($)

	Board	Audit Committee	Human Resources Committee	Nominating and Governance Committee	Executive Committee
Board member(1)	52,500	—	—	—	—
Committee member(2)	—	7,500	5,000	4,000	3,000
Board Chair / Committee Chair(3)	150,000	22,500	15,000	12,000	6,000

(1)	Applies to all Board members, including the Board Chair.

(2)	These fees do not apply to the Committee Chair, unless the Board Chair serves as Committee Chair.

(3)	The Committee Chair fees do not apply if the Board Chair serves as Committee Chair.

Attendance fees are paid to our non-employee directors at the rate of $1,500 per meeting ($750 for telephonic meetings less than one hour in duration) only if and to the extent that the number of meetings attended in a fiscal year exceeds an applicable threshold number of meetings, as shown below:

Board/Committee	Threshold
Board	12 meetings
Audit Committee	7 meetings
Human Resources Committee	7 meetings
Nominating and Governance Committee	5 meetings
Executive Committee	2 meetings
No attendance fees were paid for fiscal 2018 because the threshold number of meetings was not exceeded for the Board or for any Committee of the Board.
Equity compensation was provided during fiscal 2018 in the form of RSUs having a grant date fair value of $49,992 for each non-employee director other than the Board Chair, and approximately $268,200 for the Board Chair, Ms. Matthias. These RSUs were granted under the 2013 Stock Plan. The terms of these grants are described in Note 1 to the director compensation table above. Our full Board determines the form, amount and timing of grants to non-employee directors under the 2013 Stock Plan. Ms. Matthias did not participate in the decision with regard to the RSUs granted to her during fiscal 2018.
Prior to fiscal 2017, equity compensation was provided to non-employee directors under our now-expired 2011 Stock Option Plan for Non-Employee Directors (the “2011 Stock Plan”), which provided for an annual, automatic grant to each non-employee director of nonqualified stock options to purchase 4,000 shares of CSS common stock at an exercise price equal to the closing price per share of CSS common stock on the grant date specified in the 2011 Stock Plan. The 2011 Stock Plan expired on December 31, 2015, and the last grants under such plan took place in November 2015. Options previously granted under the 2011 Stock Plan have a five-year term and become exercisable in four equal installments on each of the first four anniversaries of the grant date. These installments are cumulative and exercisable during the remainder of the term of the option.
The aggregate number of shares of CSS common stock underlying all option awards held as of March 31, 2018 by each of our non-employee directors was 12,000 for each of Messrs Beaumont, Chappell and Hitchner and Ms. Matthias and none for each of the other non-employee directors. All of the option awards outstanding as of March 31, 2018 were issued under the 2011 Stock Plan.
Director Stock Ownership Guidelines. In August 2016, our Board adopted Director Stock Ownership Guidelines applicable to all of our non-employee directors. Under the guidelines, non-employee directors are required to hold shares of CSS common stock having a value equal to or greater than three (3) times the amount of the annual cash retainer paid to non-employee directors for service on the Board, exclusive of cash retainers paid for service on a committee or as Chair of the Board. Vested equity awards, other than stock options, count towards the ownership requirement, and are valued net of shares needed to pay taxes that have not yet become due on such awards. Non-employee directors have until August 2, 2021, the fifth anniversary of the date of adoption of the guidelines, to meet the ownership requirement, except that newly elected directors must meet the requirement within five years after joining the Board. Prior to meeting the requirement, directors are required to retain any shares acquired from equity compensation provided by CSS, other than shares sold or withheld to pay the exercise price for stock options or to pay taxes related to any such equity compensation. Compliance with the guidelines is monitored by the Nominating and Governance Committee and measured annually. All non-employee directors are in compliance with the guidelines.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THEIR FEES AND
THEIR ATTENDANCE AT THE ANNUAL MEETING
The Audit Committee of our Board engaged KPMG as our independent registered public accountants to audit our financial statements for our fiscal year ended March 31, 2018. We expect representatives of KPMG to attend the Meeting. These representatives will be given an opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions from our stockholders.
The audit fees paid or payable to KPMG for each of our fiscal years ended March 31, 2018 and 2017, and the fees billed by KPMG for other services in each of those fiscal years, were as follows:
Independent registered public accounting firm fees

Type of Fee	2018	2017
Audit Fees	$1,632,000	$1,009,000
Audit-Related Fees	—	—
Tax Fees	481,561	360,000
All Other Fees	1,780	1,780
Total	$2,115,341	$1,370,780
Audit Fees
We paid audit fees for fiscal 2018 and 2017 for the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting, and the reviews of our consolidated financial statements included in our Quarterly Reports on Form 10-Q. The fiscal 2017 audit fees also include fees for procedures and a consent letter related to the registration of our deferred compensation obligations under our Deferred Compensation Plan.
Tax Fees
Tax fees for fiscal 2018 and 2017 related to tax compliance services, including assistance with tax return preparation, and tax consulting.
All Other Fees
All other fees for fiscal 2018 and 2017 were for a subscription to an accounting research tool.
We paid no fees in fiscal 2018 or 2017 for products and services provided by KPMG other than the services referred to above.
AUDIT COMMITTEE REPORT
Management is responsible for the preparation of our consolidated financial statements, maintaining effective internal control over financial reporting, compliance with laws and regulations and ethical business conduct. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with applicable auditing standards and for expressing an opinion on whether those financial statements present fairly in all material respects our financial position, results of operations and cash flows, in conformity with United States generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit (in accordance with applicable auditing standards) of, and expressing an opinion on the effectiveness of, our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has reviewed and discussed with management our audited consolidated financial statements, and management has represented to the Audit Committee that these financial statements were prepared in accordance with United States generally accepted accounting principles. The Audit Committee has also discussed the audited consolidated financial statements with the independent registered public accounting firm, and the Audit Committee has discussed with that firm the matters required to be discussed under Auditing Standard 1301 of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent registered public accounting firm that firm’s independence.
The Audit Committee has met with our internal audit staff and our independent registered public accounting firm, with and without management present, and discussed the results of their examinations, their evaluations of our internal controls, and the quality of our financial reporting. The Audit Committee has considered the results of management’s assessment of, and the results of the independent registered public accounting firm’s audit of, the effectiveness of our internal control over financial reporting, and the Audit Committee has held discussions with management and the independent registered public accounting firm concerning such results.
Based upon the Audit Committee’s review of the audited consolidated financial statements and the results of its discussions with management, internal audit staff and the independent registered public accounting firm described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 filed with the SEC.
AUDIT COMMITTEE
Robert E. Chappell, Chair
Scott A. Beaumont
Stephen P. Crane
Elam M. Hitchner, III
William Rulon-Miller

PROPOSAL 2 – RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
At the Meeting, our stockholders will vote on a proposal to ratify the selection by the Audit Committee of KPMG as our independent registered public accounting firm for the fiscal year ending March 31, 2019. Although the submission to our stockholders of the selection of KPMG is not required by law or our bylaws, the Audit Committee believes it is appropriate to submit this matter to our stockholders to enable our stockholders to express their views with regard to the Audit Committee’s selection.
The vote on this matter is advisory. Our Audit Committee retains the sole authority to select and replace our independent registered public accounting firm at any time. If our stockholders do not ratify the selection of KPMG, the Audit Committee may reconsider whether or not to retain KPMG, but still may retain KPMG. Even if our stockholders ratify the selection of KPMG, our Audit Committee retains the authority to select another firm to serve as our independent registered public accounting firm, if it believes that it would be in the best interests of our stockholders to do so.
Our Board unanimously recommends a vote “for” ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending March 31, 2019.
PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation paid to our named executive officers for our fiscal year ended March 31, 2018, as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission.
At our Annual Meeting of Stockholders held on August 1, 2017, our stockholders voted in favor of conducting such advisory votes on the compensation we provide to our named executive officers once every year. Our Board has determined that, as preferred by the majority of our stockholders, future advisory votes on the compensation paid to our named executive officers will be held once every year until the next vote on the frequency of such advisory votes.
Pertinent information on the compensation paid to our named executive officers for fiscal 2018 can be found in the compensation tables, the narrative information accompanying those tables and in the Compensation Discussion and Analysis included in this proxy statement. Below is the resolution that will be presented to our stockholders for a vote at the Meeting:
“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers for the fiscal year ended March 31, 2018, as disclosed in this proxy statement pursuant to the requirements of Item 402 of Regulation S-K, including the compensation tables, the narrative information accompanying those tables and the Compensation Discussion and Analysis.”
Although this vote is advisory, the Human Resources Committee values the input of our stockholders on our executive compensation program and intends to consider the results of the vote on this proposal in making future executive compensation determinations.
As discussed in the Compensation Discussion and Analysis, the Human Resources Committee of our Board has designed our executive compensation program to address multiple objectives: providing compensation that is appropriately competitive to attract and retain executive talent; incentivizing the achievement of performance goals; encouraging the aggregation and maintenance of equity ownership; and aligning executive and stockholder interests. Our Board and the Human Resources Committee of our Board believe that the Company’s executive compensation program for fiscal 2018 was designed appropriately to address these objectives.
Our Board unanimously recommends a vote “for” approval, on an advisory basis, of the compensation paid to our named executive officers in fiscal 2018, as disclosed in this proxy statement.

CSS will provide to each person solicited, without charge except for exhibits, upon written request, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the SEC for the fiscal year ended March 31, 2018. Requests should be directed to CSS Industries, Inc., Attention: Corporate Secretary, 450 Plymouth Road, Suite 300, Plymouth Meeting, PA 19462.

ALL STOCKHOLDERS ARE URGED TO PROMPTLY SUBMIT THEIR PROXY OR VOTING INSTRUCTION FORMS AS SOON AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD, WHICH WAS OR WILL BE MAILED TO YOU ON OR ABOUT JUNE 22, 2018.

ANNUAL MEETING OF STOCKHOLDERS OF CSS INDUSTRIES, INC.
JULY 31, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CSS INDUSTRIES, INC.

The undersigned hereby appoints Robert E. Chappell, Elam M. Hitchner, III and Rebecca C. Matthias, and each of them acting singly, proxies of the undersigned stockholder with full power of substitution to each of them, to vote all shares of Common Stock of CSS Industries, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Valley Forge Hotel, 480 North Gulph Road, King of Prussia, Pennsylvania 19406 on Tuesday, July 31, 2018, at 9:30 a.m. (local time) and any adjournments thereof.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder with respect to the Election of Directors and with respect to each of the other Proposals. This Proxy will be voted in the discretion of the holders of this Proxy upon such other matters as may properly come before the annual meeting or any adjournments thereof. If directions are not provided by the undersigned stockholder, this Proxy will be voted as recommended by the Board of Directors with respect to each Proposal.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

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é PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. é

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held July 31, 2018:
The notice, proxy statement and annual report are available at:
http://www.viewproxy.com/CSSIndustries/2018

Please mark votes as in this example ☒

The Board of Directors recommends a vote “FOR” each of the nominees in Proposal 1 and “FOR” Proposals 2 and 3.

1. Election of Directors:				2. Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2019.
Nominees:	FOR	AGAINST	ABSTAIN
01 Robert E. Chappell	☐	☐	☐	☐ FOR ☐ AGAINST ☐ ABSTAIN
02 Stephen P. Crane	☐	☐	☐	3. Approval, on an advisory basis, of the compensation paid to the Company’s named executive officers for the fiscal year ended March 31, 2018.
03 Elam M. Hitchner, III	☐	☐	☐
04 Rebecca C. Matthias	☐	☐	☐	☐ FOR ☐ AGAINST ☐ ABSTAIN
05 Harry J. Mullany, III	☐	☐	☐
06 Christopher J. Munyan	☐	☐	☐
07 William Rulon-Miller	☐	☐	☐

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)	Date _______________________________________________

Signature ___________________________________________

Signature ___________________________________________
(Joint Owners)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

CONTROL NUMBER
Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐	Please indicate if you plan to attend this meeting ☐	è

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é PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.é

CONTROL NUMBER
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PROXY VOTING INSTRUCTIONS
Please have your 11-digit control number ready when voting by Internet or Telephone

(
INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet: Go to www.AALvote.com/CSSAM	Vote Your Proxy by Phone Call 1 (866) 804-9616	Vote Your Proxy by Mail:
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.